Exhibit 10.2

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

Execution Copy

LICENSE AGREEMENT

by and between

ARGOS THERAPEUTICS, INC.

and

LUMMY (HONG KONG) CO., LTD

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), effective as of the Effective Date (hereinafter defined), is by and between Argos Therapeutics, Inc., a corporation organized and existing under the laws of Delaware (“Argos”), and Lummy (Hong Kong) Co., Ltd., Register Number 2106393. a corporation organized and existing under the laws of Hong Kong, with its registered address at  Rm. 19C, Lockhart Ctr., 301-307 Lockhart Rd., Wan Chai, Hong Kong (“China Company”).

RECITALS:

WHEREAS, Argos controls a proprietary immunotherapy system referred to as “Arcelis®” Personalized Immunotherapy Platform for the production of personalized therapeutic products for the treatment of cancer and infectious disease;

WHEREAS, China Company desires to develop and commercialize products for the treatment of cancer in humans in the China Company Territory (hereinafter defined) utilizing the “Arcelis®” Personalized Immunotherapy Platform as set forth in this Agreement; and

WHEREAS, Argos and China Company believe that a license for such purpose on the terms and conditions of this Agreement would be desirable.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.  DEFINITIONS

  Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1  “Affiliate” means a corporation or non-corporate business entity that, directly or indirectly, controls, is controlled by, or is under common control with the Person specified, for so long as such control continues.  An entity will be regarded as in control of another entity if:  (a) it owns, directly or indirectly, at least 50% of the voting securities or capital stock of such entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

1.2  “Agreement” shall have the meaning set forth in the preamble.

1.3  “Argos” shall have the meaning set forth in the preamble.

1.4  “Argos Data” means all clinical data that is produced or generated by Argos or its Related Parties using the Licensed Technology for the treatment of cancer, except that, with respect to clinical data generated by a Regional Partner, only to the extent Argos has the right to grant China Company the access to such clinical data otherwise required by this Agreement.

1.5  “Argos Improvements” means any improvements, ideas, inventions, developments, derivatives, modifications, technologies, discoveries, Know-How and techniques, whether or not patentable,  conceived or reduced to practice by Argos, its Related Parties during the term of this Agreement that cover or relate to Argos Know-How and Argos Patent Rights, to the extent, and only to the extent, Argos has the right to grant China Company the license under such improvements, ideas, inventions, developments, derivatives, modifications, technologies, discoveries, know-how and techniques in accordance with the terms set forth in Section 2.1.

1.6  “Argos Indemnitees” has the meaning set forth in Section 8.5.1.

1.7  “Argos In-License” means an agreement between Argos and a Third Party pursuant to which Argos has rights and obligations with respect to, or which otherwise Cover, a Licensed Product and is necessary to Develop, Commercialize and/or Manufacture a Licensed Product in the Field in the China Company Territory, including without limitation, the Existing Argos In-Licenses.

1.8  “Argos Know-How” means Know-How Controlled by Argos during the Term that is reasonably necessary or useful for China Company and its Related Parties to perform their obligations or exploit their rights under this Agreement with respect to products incorporating Argos’ Arcelis Personalized Immunotherapy Platform for the treatment of cancer, as such platform is more particularly described on Schedule A attached hereto.  For the avoidance of doubt, Argos Know-How shall not include Argos Data or any Know-How associated with or relating to dendritic cell transfected with IL4 RNA for the treatment of unwanted autoimmune responses, anti-interferon alpha antibodies, soluble CD83 or regulatory T cells.

1.9  “Argos Patent Rights” means those Patent Rights Controlled by Argos during the Term that relate to Argos’ Arcelis Personalized Immunotherapy Platform for the treatment of cancer and that are reasonably necessary or useful for China Company and its Related Parties to perform their obligations or exploit their rights under this Agreement with respect to a Licensed Product in the Field in the China Company Territory, including, without limitation, any foreign counterparts in the China Company Territory to the Patent Rights set forth on Schedule B of this Agreement.  For the avoidance of doubt, Argos Patent Rights shall not include patent rights associated with or relating to dendritic cell transfected with IL4 RNA for the treatment of unwanted autoimmune responses, anti-interferon alpha antibodies, soluble CD83 or regulatory T cells.

1.10  “Argos Regional Partner” means a Third Party to whom Argos has granted a license under the Argos Technology in the Argos Territory.

1.11 “Argos Technology” means, collectively, Argos Know-How, Argos Patent Rights and Argos Improvements.

1.12  “Argos Territory” means the world other than the China Company Territory.

1.13  “Argos Trademark” has the meaning set forth in Section 9.8.2.

1.14  “Automated Systems” means the automated cellular and RNA systems used from time to time to Manufacture a Licensed Product, as such systems are generally described in Schedule C attached hereto.

1.15  “Bankrupt Party” has the meaning set forth in Section 10.2.4(c).

1.16  “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term and (b) the first Calendar Quarter of a Royalty Term shall begin on the First Commercial Sale of the applicable Licensed Product and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of such Royalty Term shall end on the last day of such Royalty Term.

1.17  “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term and (b) the first Calendar Year of a Royalty Term shall begin on the First Commercial Sale of the applicable Licensed Product and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of such Royalty Term.

1.18  “CAS” shall mean the generally accepted Accounting Standards for Business Enterprises in the People’s Republic of China, as in effect from time to time, consistently applied.

1.19  “Change in Control” shall mean any transaction or series of transactions which results in (i) direct or indirect ownership of more than fifty percent (50%) of the voting stock or assets of Argos by persons who are not shareholders of Argos as of the date of this Agreement, (ii) the merger of Argos with or into a Third Party or (iii) the sale of substantially all of the assets of Argos of the business related hereto.

1.20  “China Company” shall have the meaning set forth in the preamble.

1.21  “China Company Data” means all clinical data that is produced or generated by China Company or its Related Parties during a Clinical Study for a Licensed Product.

1.22  “China Company Improvements” mean any improvements, ideas, inventions, developments, derivatives, modifications, technologies, discoveries, Know-How and techniques, whether or not patentable,  conceived or reduced to practice by China Company or Related Parties during the term of this Agreement that cover or relate to Argos Technology, the Automated System or a Licensed Product.

1.23  “China Company Indemnitees” has the meaning set forth in Section 8.5.2.

1.24  “China Company In-License” means an agreement between China Company and a Third Party pursuant to which China Company has rights and obligations with respect to, or which otherwise Cover, a Licensed Product and is necessary to Develop, Commercialize and/or Manufacture a Licensed Product in the Field in the China Company Territory.

1.25  “China Company Territory” means the People’s Republic of China, Taiwan, Hong Kong and Macau.

1.26  “China Company Trademark” has the meaning set forth in Section 9.8.2.

1.27  “Clinical Study” means a Phase I Study, Phase II Study (including a Phase II(a) and Phase II(b) Study), Phase III Study, Pivotal Clinical Study or Post-Approval Studies, as applicable.

1.28  “Code” has the meaning set forth in Section 10.2.4(c).

1.29  “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, exporting, offering to sell and/or selling a Licensed Product, including the conduct of Post-Approval Studies, and activities directed to obtaining pricing and reimbursement approvals, as applicable.

1.30  “Commercialization Plan” has the meaning set forth in Section 4.3.

1.31  “Commercially Reasonable Efforts” means the carrying out of obligations in a diligent and sustained manner (giving due consideration to relevant industry standards) using such effort and employing such resources as would normally be exerted or employed by a similarly situated pharmaceutical company in the China Company Territory (taking into consideration China Company's affiliation with Lummy) for a product of similar market or profit potential or strategic value at a similar stage of its product life.

1.32  “Confidential Information” means any and all information and data, including without limitation all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, trade secret and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.  Argos Technology is Confidential Information of Argos. China Company Improvements are Confidential Information of China Company.  Joint IP is the Confidential Information of the Parties.

1.33  “Control”, “Controls” or “Controlled by” means, with respect to any (a) material, Know-How or other information or (b) intellectual property right (including, without limitation, any Patent Rights), the possession of (whether by ownership or license (with the right to sublicense), other than pursuant to this Agreement), or the ability of a Party or its Affiliates to assign, transfer, grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to assign, transfer or grant the other Party such access or license or sublicense.

1.34  “Cover,” “Covering” or “Covers” means that in the absence of a license granted under a Valid Claim, the Development, Manufacture or Commercialization of a Licensed Product would or is reasonably likely to infringe such Valid Claim.

1.35  “Development,” “Developing” or “Develop” means (i) the research and development activities related to the generation, characterization, optimization, construction, expression, use and production of a Licensed Product, (ii) any other research and development activities related to the pre-clinical testing and qualification of a Licensed Product for clinical testing, and such other tests, studies and activities as may be required or recommended from time to time by any Regulatory Authority to obtain Regulatory Approval of a Licensed Product, including toxicology studies, statistical analysis and report writing, pre-clinical testing, Clinical Studies and (iii) any activities relating to regulatory affairs, product and price and reimbursement approvals, and registration with any Regulatory Authority.

1.36  “Development Expenses” means, with respect to a Licensed Product, China Company’s actual out of pocket expenses paid to Third Parties for the Development of such Licensed Product.

1.37  “Development Milestone” has the meaning set forth in Section 4.1.

1.38  “Development Plan” has the meaning set forth in Section 4.3.

1.39  “Development Year” means the period beginning on the date of the Trigger Event and ending on the last day of the calendar month that includes the one year anniversary of the Trigger Event, and each consecutive twelve (12) month periods thereafter.

1.40  “Disposables” has the meaning set forth in Section 2.1.4.

1.41  “Dispute” has the meaning set forth in Section 11.11.1.

1.42       “Effective Date” means the date that Argos first receives no less than an aggregate of Ten Million United States Dollars (US$10,000,000) pursuant to the Stock Purchase Agreements.

1.43  “Excluded Claim” has the meaning set forth in Section 11.11.1.

1.44  “Existing Argos In-Licenses” means the Argos In-Licenses set forth on Schedule D as of the Effective Date, which Schedule D shall be updated in accordance with Section 2.4.

1.45  “FDA” means the United States Food And Drug Administration.

1.46  “Field” means the treatment of all oncology diseases using dendritic cells loaded with RNA encoding Uncharacterized Antigens.

1.47  “First Commercial Sale” means, with respect to a Licensed Product, the first sale for end use or consumption of such Licensed Product in the Field in the China Company Territory after all required Regulatory Approvals have been granted by the Regulatory Authorities.

1.48  “Fund” has the meaning set forth in Section 3.1.

1.49  “ICC” has the meaning set forth in Section 10.2.3.

1.50  “IND” means an Investigational New Drug application, Clinical Trial Application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority. Without limiting the generality of the foregoing, a Clinical Trial Application of the Chinese State Food and Drug Administration constitutes an IND.

1.51  “Indemnitee” has the meaning set forth in Section 8.5.4.

1.52  “Infectious Disease Indication” has the meaning set forth in Section 2.6.

1.53  “Infringement Claim” has the meaning set forth in Section 9.5.1.

1.54  “Intervening Regulatory Event” has the meaning set forth in Section 3.3.

1.55  “Initiate”, “Initiated” or “Initiation” means, with respect to a Clinical Study, the administration of the first dose to the first subject in such study; provided, however, that in the case of a Clinical Study in which the protocol is a combination of a Phase I Study and a Phase II Study, the Phase II Study portion of such Clinical Study shall be deemed Initiated only upon commencement of the Phase II Study portion of such Clinical Study.

1.56  “In-Licenses” means, collectively, the Argos In-Licenses and the China Company In-Licenses.

1.57  “JSC” has the meaning set forth in Section 5.1.1.

1.58  “JSC Chairperson” has the meaning set forth in Section 5.1.2.

1.59  “Joint IP” has the meaning set forth in Section 9.2.

1.60  “Know-How” means all biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, ideas, concepts, discoveries, techniques and results of experimentation and testing, including without limitation pharmacological, toxicological and pre-clinical and clinical test data and stability, analytical and quality control data, patentable or otherwise.

1.61  “Knowledge,” and corresponding words such as "Know" or "Knowingly" with respect to a Party, refer to the actual knowledge of any of the executive officers of such Party.

1.62  “Licensed Products” mean the products, including AGS-003, developed, manufactured or sold utilizing the Argos Technology in the Field.  For purposes of this Agreement, specifically including the Royalty Term and milestone payments, each separate cancer indication shall constitute a separate and distinct Licensed Product.

1.63  “Licensed Product Trademarks” has the meaning set forth in Section 9.8.2.

1.64  “Losses” has the meaning set forth in Section 8.5.1.

1.65  “Lummy” means Chongqing Lummy Pharmaceutical Co Ltd., a corporation organized and existing under the laws of People’s Republic of China.

1.66  “Manufacturing” or “Manufacture” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of a Licensed Product, including process and formulation development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.67  “Medical Tourist” has the meaning set forth in Section 3.2.4.

1.68  “Necessary Third Party IP” means Know-How or Patent Rights owned or controlled by a Third Party that Cover the Development, Manufacturing and/or Commercialization of a Licensed Product in the China Company Territory.

1.69  “Net Sales” means the total amount actually received by China Company or its Related Parties in connection with sales of a Licensed Product to any Third Party, after deduction of all the following to the extent applicable to such sales:

(a)  all trade, case and quantity credits, discounts, refunds or rebates, including without limitation rebates accrued, incurred or paid to any governmental agency and any other price reductions required by a governmental agency;

(b)  allowances or credits for returns, adjustments, chargebacks, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of a Party, and retroactive price reductions (including Medicaid, managed care and similar types of rebates);

(c)  cost of freight, postage and freight insurance, (if paid by seller);

(d)  sales taxes, value added taxes, excise taxes, and customs duties; and

(e)  cost of export licenses and any taxes (excluding income taxes or similar taxes), fees or other charges associated with the exportation or importation of a Licensed Product.

Net Sales shall be calculated in accordance with CAS, generally in accordance with the standards to be mutually agreed between the Parties in writing (to be set forth on a Schedule 1.69 hereto) upon the earlier of (i) twelve months after the Effective Date and (ii) [**] days after Regulatory Approval for a Licensed Product in the China Company Territory has been obtained. A sale or transfer to a Related Party for re-sale by such Related Party shall not be considered a sale for the purpose of this provision but the resale by such Related Party to a Third Party shall be a sale for such purposes.  Any amounts received by China Company or its Related Parties in exchange for Licensed Product transferred or provided to any person or entity for use in testing, clinical trials for obtaining Regulatory Approval, or compassionate use (or the equivalent under applicable local law, if any, and to the extent provided without consideration thereof), are expressly excluded from the definition of Net Sales.  In the event that Licensed Product is sold in conjunction with a product or service (e.g., as a bundled or combination therapy) that is not a Licensed Product, “Net Sales” with respect to such conjoined sale shall be deemed to mean that portion of the total proceeds proportionate to the value attributable to the Argos Technology that Covers such bundled or combination therapy.  In the event of a dispute with respect to the proper allocation of value, the provisions of Section 11.11 shall apply.

1.70  “Non-Bankrupt Party” has the meaning set forth in Section 10.2.4(c).

1.71  “Party” means China Company or Argos; “Parties” means China Company and Argos.

1.72  “Patent Expenses” has the meaning set forth in Section 9.3.6.

1.73  “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, requests for continuation, continuations, continuations-in-part and divisions) and all foreign equivalents of the foregoing.

1.74  “Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

1.75        “Pharmacovigilance Agreement” has the meaning set forth in Section 4.9.2.

1.76  “Phase I Study” means a clinical study of Licensed Product in human volunteers or patients the purpose of which is preliminary determination of pharmacokinetics, safety and tolerability of a dosing regime and for which there are no primary endpoints (as understood by the applicable Regulatory Authorities) in the protocol relating to efficacy.

1.77  “Phase II Study” means (a) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship or preliminary efficacy and safety study of a Licensed Product in the patient population (a “Phase II(a) Study”), or (b) a controlled dose ranging clinical study to evaluate further the efficacy and safety of a Licensed Product in the patient population and to define the optimal dosing regimen (a “Phase II(b) Study”).

1.78  “Phase III Study” means a controlled clinical study of a Licensed Product that is prospectively designed to demonstrate with statistical significance the efficacy and safety of a Licensed Product for use in a particular indication and that is sufficient to obtain Regulatory Approval to market a Licensed Product in such indication.

1.79  “Pivotal Clinical Study” means a Phase III Study or any other Clinical Trial that has been identified by a Regulatory Authority as being sufficient to obtain Regulatory Approval to market a Licensed Product in such indication.

1.80  “Post-Approval Study” means a clinical study of Licensed Product Initiated after receipt of Regulatory Approval for a Licensed Product in the China Company Territory.

1.81  “Promotional Materials” has the meaning set forth in Section 4.6.

1.82  "Proposed Product" means any Licensed Product for which rights to the Argos Patent Rights are necessary for development, manufacture, sale, or distribution of such proposed product.

1.83  "Prospective Licensee" means any Third Party that desires to make, use, and sell a Proposed Product.

1.84  “Recoveries” has the meaning set forth in Section 9.4.4.

1.85  “Recoupment Threshold” means an amount equal to (i) the Development Expenses incurred by China Company in the Development of Licensed Products prior to the Commercial launch in the China Company Territory of the first Licensed Product and (ii) any fees or pass through costs incurred by China Company in connection with a license of any Necessary Third Party IP in accordance with Section 2.4 hereof, collectively not to exceed ten million dollars ($10,000,000).

1.86  “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Development, Commercialization and Manufacture of a Licensed Product.

1.87  “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Development, Manufacturing, Commercialization, reimbursement and/or pricing of a Licensed Product.

1.88  “Rejected Indication” has the meaning set forth in Section 8.4.1.

1.89  “Related Party” means a Party’s Affiliates and Sublicensees and, in the case of Argos, shall also include any Argos Regional Partner.

1.90       “Royalty Term” has the meaning set forth in Section 3.2.2.

1.91  “RMB” means the renminbi, the official currency of the People's Republic of China.

1.92  “Stock Purchase Agreement(s)” has the meaning set forth in Section 3.1.

1.93  “Sublicense Agreement” means a written agreement between China Company (or its Affiliate) and a Third Party in which China Company grants a sublicense to such Third Party of rights licensed by Argos to China Company pursuant to this Agreement.

1.94  “Sublicensee” means a Third Party to whom China Company grants a sublicense under the rights granted to China Company by Argos hereunder.

1.95  “Technology Transfer Effective Date” means the date on which the activities set forth on Schedule E to this Agreement have been completed.

1.96  “Term” has the meaning set forth in Section 10.1.

1.97  “Territory” means (a) with respect to Argos, the Argos Territory and (b) with respect to China Company, the China Company Territory.

1.98  “Third Party” means an entity other than a Party and its Affiliates.

1.99  “Trigger Event” means the submission of a Biologic License Application with respect to the Argos Technology to the FDA.

1.100  “United States” means the United States of America and its territories, possessions and commonwealths.

1.101  “Uncharacterized Antigen” means any unknown or uncharacterized antigen.  For the avoidance of doubt, a preparation, or any fractional preparation of total tumor RNA is a preparation that contains exogenous Uncharacterized Antigens.

1.102  “Valid Claim” means a claim of:  (a) an issued and unexpired Argos Patent Right, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a patent application for a patent included within the Argos Patent Rights that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

2.  LICENSES

2.1  License Grants.

2.1.1  Development and Commercialization License.

(a)           Subject to the terms and conditions of this Agreement, Argos hereby grants China Company an exclusive license under and to the Argos Technology to Develop and Commercialize the Licensed Products in the Field in the China Company Territory.

(b)           The license granted pursuant to this Section 2.1.1 is exclusive and royalty-bearing for the applicable Royalty Term, and shall thereafter be a non-exclusive fully-paid license to Develop and Commercialize a Licensed Product in the Field in the China Company Territory.  Such license shall include the right for China Company and its Affiliates to grant sublicenses as provided in Section 2.2 below.  Notwithstanding the foregoing, for clarity Argos retains the full right to import (and have imported) from the China Company Territory, and export (and have exported) to the Argos Territory, Licensed Product (and components thereof) for Development, Commercialization and/or Manufacture of Licensed Products in the Argos Territory.

2.1.2  Manufacturing License.

2.1.3  Subject to the terms and conditions of this Agreement, Argos hereby grants China Company an exclusive license under and to Argos Technology to Manufacture in the China Company Territory the  Licensed Product solely for the purpose of Commercializing the  Licensed Product in the China Company Territory in the Field.  Such license is royalty-bearing for the applicable Royalty Term, and shall thereafter be a non-exclusive fully-paid license to Manufacture the  Licensed Product in the Field in the China Company Territory.  Such license shall include the right to grant sublicenses as provided in Section 2.2 below.

2.1.4  Argos License. China Company hereby grants to Argos (a) an exclusive, royalty-free license under and to any and all China Company Improvements conceived or reduced to practice by China Company or its Related Parties and China Company Data to Develop and/or Commercialize Licensed Products in the Argos Territory; (b) an exclusive, royalty-free license under and to any and all INDs and Regulatory Approvals for a Licensed Product and China Company Trademarks used for a Licensed Product to Develop and/or Commercialize a Licensed Product in the Argos Territory; (c) an exclusive, royalty-free license under and to any and all China Company Improvements conceived or reduced to practice by China Company or its Related Parties and China Company Data to Develop and/or Commercialize Licensed Products and other products produced with Argos Technology in the Argos Territory, and (d) a non-exclusive, worldwide, royalty-free license under any China Company Improvements and China Company Data to Manufacture products using the Argos Technology anywhere in the world.  Such license shall include the right to grant sublicenses.  China Company shall promptly notify Argos in writing after conceiving or reducing to practice a China Company Improvement.

2.1.5  Automated Systems and Disposables.  China Company acknowledges that the Automated Systems and the single-use disposables (the “Disposables”) designed for use with the Automated Systems constitute proprietary, trade secret materials of Argos and the parties contracted by Argos to design and supply these devices and supplies. In order to ensure product quality and to honor the rights of Argos and its contractors, China Company agrees that it shall not and shall not permit its Related Parties to reverse engineer, reproduce, sell, offer to sell, transfer or disclose the Automated Systems, components thereof or Disposables and that it shall not develop or commercialize directly or indirectly, any batches of Licensed Product other than with the use of authorized Automated Systems and Disposables purchased pursuant to Section 6.3 without Argos’ express written approval.

2.2  Affiliates; Sublicenses.

2.2.1  Affiliates.  The license grants in Section 2.1 shall apply to an entity that is an Affiliate only for so long as such entity remains an Affiliate of such Party and complies in all respects with the obligations of such Party under this Agreement.  Each Party hereby guarantees the full payment and performance of its Affiliates under this Agreement.

2.2.2  Sublicense of Rights; Contract Sales.  Subject to the terms of Section 2.2.3, with Argos’ prior written consent, not to be unreasonably withheld or delayed, China Company and its Affiliates are entitled to grant sublicenses of all or any portion of their rights under this Agreement; provided, however, that China Company may not grant a sublicense of rights to manufacture Licensed Product to more than one (1) Third Party in the China Company Territory, provided, however, that China Company may, after notice to and consultation with the JSC, engage one or more Third Parties through sublicenses, at its expense, to engage in sales and marketing activities in the China Company Territory, provided that China Company shall be responsible for the acts or omissions of such Third Parties  (including compliance with applicable laws and with the applicable provisions of this Agreement) and for any compensation payable to such Third Parties. Consent shall be presumed and deemed given if Argos does not provide a written objection within [**] days of Argos’ receipt of a written request for consent.

2.2.3  Sublicensing Terms.  Each sublicense granted by China Company pursuant to this Section 2.2 shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement.  China Company shall promptly provide Argos with a copy of the fully executed Sublicense Agreement with any Sublicensee, and such Sublicense Agreement shall contain the following provisions:  (a) a requirement that such Sublicensee submit applicable sales or other reports consistent with those required under this Agreement; (b) the audit requirement set forth in Section 3.5; (c) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Article 6 with respect to both Parties’ Confidential Information; and (d) any other provisions required under any Argos In-License.  In the event China Company becomes aware of a material breach of any Sublicense Agreement by a Sublicensee, China Company shall promptly notify Argos of the particulars of same and shall enforce the terms of such Sublicense Agreement. If China Company does not cause the Sublicensee to comply with the terms of the Sublicense Agreement within [**] days of Argos’ request, China Company shall, upon Argos’ written direction, terminate the Sublicense Agreement.

2.2.4  Liability. China Company shall at all times be responsible for the performance of its Sublicensees under this Agreement.

2.3  In-Licenses.  All licenses and other rights granted to China Company under this Agreement are subject to the rights and obligations of Argos under the Argos In-Licenses.  During the Term, Argos shall maintain the Existing Argos In-Licenses in full force and effect with respect to the rights granted to China Company under this Agreement.  China Company shall comply with all applicable terms and conditions of the Argos In-Licenses, and shall perform and take such actions as may be required to allow Argos to comply with its obligations thereunder, including but not limited to, obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence, at no additional out-of-pocket costs to China Company with respect to Existing Argos In-Licenses.  Argos agrees to provide China Company with true and complete copies of any Argos In-Licenses that are relevant to the rights granted to China Company under this Agreement during the Term.  Confidential Information of Argos or the counterparty may be redacted from such copies, except to the extent that such information is required in order to enable China Company to comply with its obligations under this Section 2.3 with respect to such Argos In-License.  The Parties acknowledge and agree that China Company's obligations under this Agreement in connection with any such Argos In-Licenses only exists with respect to such Argos In-Licenses (and individual unredacted terms thereof) that China Company has received pursuant to this Section 2.3.

2.4  Licenses of Necessary Third Party IP.   During the Term, China Company shall be responsible for obtaining licenses of any Necessary Third Party IP for the China Company Territory that it does not Control (other than Necessary Third Party IP for the China Company Territory sublicensed to China Company pursuant to an Argos In-License), and shall notify Argos in writing and provide Argos with a copy of any license of Necessary Third Party IP entered into by China Company after the Effective Date.   If, during the Term, Argos obtains a license to Necessary Third Party IP for the China Company Territory that is not already Controlled by China Company or Argos, then Argos shall notify China Company in writing and include in such notification a summary of such Necessary Third Party IP, the commercial and sublicensing terms of the license and any other relevant information.  China Company will have [**] days thereafter to notify Argos of its desire to obtain a sublicense to such Necessary Third Party IP.  Upon receipt of such written notice from China Company, Argos shall grant to China Company a sublicense of such Necessary Third Party IP, which shall include terms that pass through Argos’ costs of granting such sublicense as well as any terms that Argos is required to impose on its sublicensees pursuant to the relevant in-license, but shall include no incremental compensation to Argos.   Upon execution of such supplemental agreement, Argos’ license of such Necessary Third Party IP will be deemed an Argos In-License, Schedule D will be updated accordingly, and Argos will provide China Company a copy of such In-License.  The Parties agree that this Section 2.4 shall not apply to any In-Licenses entered into by either Party or its Affiliates prior to the Effective Date of this Agreement.

2.5  Rights to Clinical Data.   During the Term, China Company shall share with Argos and the Argos Regional Partners, on a quarterly basis, any available, unblinded China Company Data with respect to a  Licensed Product (including, without limitation, a Licensed Product treating an Infectious Disease Indication permitted pursuant to Section 2.6) generated during any Clinical Studies (including without limitation Phase I Studies, Phase II Studies, Phase III Studies and Post Approval Studies). Argos and the Argos Regional Partners shall be entitled to reference such China Company Data in any Regulatory Approval submissions by Argos and its Related Parties in the Argos Territory.  Subject to China Company´s compliance with the terms of the Agreement, including meeting agreed-upon Development milestones and Commercialization sales targets set from time to time by the JSC, in case any Argos Regional Partner is developing a product using the Technology in the Field (including any new Infectious Disease Indication that is added to the Field pursuant to Section 2.6), Argos shall, and shall use its commercially reasonable best effort to cause such Argos Regional Partner to, provide and make available to China Company, on a quarterly basis, any available, unblinded Argos Data with respect to a  Licensed Product (including, without limitation, a Licensed Product treating an Infectious Disease Indication added to the Field pursuant to Section 2.6) generated during any Clinical Studies (including without limitation Phase I Studies, Phase II Studies, Phase III Studies and Post Approval Studies), subject, however, to any conditions placed on China Company’s use of such Argos Data by the applicable Argos Regional Partner. Upon a Change of Control of Argos, China Company and Argos (or its successor) shall negotiate in good faith to continue Argos' obligations pursuant to this Section 2.5.

2.6  Expansion/Reduction of Field.

2.6.1  Expansion.  Subject to China Company´s compliance with the terms of the Agreement, including meeting agreed-upon Development milestones and Commercialization sales targets set from time to time by the JSC, Argos shall upon reasonable request by China Company negotiate in good faith to expand the scope of the Field to include one or more infectious disease indications (“Infectious Disease Indication”) developed by Argos or its Related Parties; provided, however, that this Section 2.6.1 shall apply to Infectious Disease Indications developed by a Regional Partner to the extent, and only to the extent, Argos has the right to grant China Company the rights set forth in this Section 2.6.1.  Subject to China Company´s compliance with the terms of the Agreement, including meeting agreed-upon Development milestones and Commercialization sales targets, Argos will not directly or indirectly Commercialize the Technology in the Territory for any Infectious Disease Indication without first providing China Company the opportunity to be Argos’ Commercialization partner in the China Company Territory for such Infectious Disease Indication.  This Section 2.6.1 shall expire with respect to an Infectious Disease Indication upon Argos granting a worldwide license under the Argos Technology in the field of treating such Infectious Disease Indication to a Third Party.

2.7  No Other Rights.  Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or other right in any Know-How or Patent Rights of the other Party, including items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.

3.  CERTAIN FINANCIAL TERMS

3.1  Equity Investment.  China BioPharma Capital I, L.P., an International Limited Partnership formed under the laws of the British Virgin Islands (the “Fund”) and Lummy or one of its Affiliates, shall each invest Ten Million United States Dollars (US$10,000,000) in Argos in accordance with the terms and conditions of two Stock Purchase Agreements between Argos and the Fund and  Tianyi Lummy International Holdings Group Ltd., respectively, dated of even date herewith (the “Stock Purchase Agreements”).  The rights granted to China Company under this Agreement are contingent upon the Fund and Lummy (or its Affiliate) entering into the Stock Purchase Agreements, and the Fund’s and Lummy’s (or its Affiliate) performance of its obligations under the Stock Purchase Agreements.  For the avoidance of doubt, a payment-related or other material breach of a Stock Purchase Agreement by the Fund or Tianyi Lummy International Holdings Group Ltd. shall be deemed to be a material breach of this Agreement by China Company and a material breach of a Stock Purchase Agreement by Argos shall be deemed to be a material breach of this Agreement by Argos.

3.2  Royalties.

3.2.1  Royalties Payable on a Licensed Product.  Subject to the terms and conditions of this Agreement, and beginning immediately after the aggregate Net Sales by China Company and its Related Parties of Licensed Products meet the Recoupment Threshold, China Company shall pay to Argos a royalty of [**] percent ([**]%) of Net Sales of Licensed Products.

3.2.2  Royalty Term.  Royalties on Net Sales of a Licensed Product shall continue to be payable until the later of (a) the expiration of the last Valid Claim of the Argos Patent Rights Covering the Manufacture or the Commercialization of such Licensed Product, and (b) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in China Company Territory (the “Royalty Term”).  No royalties shall be due upon the sale or other transfer of Licensed Products among China Company and its Related Parties, but in such cases the royalty shall be due and calculated upon its or its Related Party’s Net Sales to the first independent Third Party. For clarification, the Royalty Term for any Licensed Product comprising a product sold or approved for sale for the treatment of a particular cancer indication shall commence upon the First Commercial Sale of such Licensed Product.

3.2.3  Necessary Third Party IP.  Any royalties and any fees, milestones or other payments under all China Company In-Licenses of Necessary Third Party IP shall be borne exclusively by China Company.  Any royalties and any fees, milestones or other payments under the Existing Argos In-Licenses shall be borne exclusively by Argos.   Any royalties and any fees, milestones or other payments under all Argos In-Licenses of Necessary Third Party IP other than the Existing Argos In-Licenses shall be borne by China Company to the extent they are required for the Commercialization of Licensed Products in the China Company Territory.

3.2.4        Medical  If China Company Knowingly sells Licensed Product that is administered in the China Company Territory to a Person whose primary residence is in the Argos Territory (a “Medical Tourist”), China Company or its Related Party will be deemed to have received for purposes of determining the Net Sales for such Licensed Product and the royalty payable thereon, the Net Sales for such Licensed Product in an amount that it would have received if such Licensed Product was sold in the country of such Person's primary residence in the Argos Territory.  In the event that China Company actively promotes or Knowingly permits the treatment of more than [**] Medical Tourists in the China Company Territory in any [**] consecutive calendar month period, Argos will have the right, in its sole discretion, to terminate by written notice the licenses granted to China Company with respect to all or any portion of the Argos Technology under this Agreement. Notwithstanding the forgoing, no person holding a passport of a country within the China Company Territory (irrespective of such person's primary residency) shall be deemed a Medical Tourist for purpose of this Section 3.2.4. Further notwithstanding the foregoing, in the event a China Company Related Party violates this Section 3.2.4 without China Company's prior knowledge, and China Company promptly terminates the relationship with such Related Party or otherwise takes such action as reasonably requested by Argos, the patients treated by such Related Party shall be deemed not to be Medical Tourists for purpose of this Section 3.2.4.

3.3  Milestones.  Subject to the terms and conditions of this Agreement, China Company shall make the non-refundable, non-creditable milestone payments to Argos set forth below no later than [**] days after the earliest date on which the corresponding milestone event has first been achieved with respect to a Licensed Product.

Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

For the avoidance of doubt, for purposes of this Agreement there shall be deemed to be a separate Licensed Product for the treatment of each indication.

The following shall be deemed to be material breaches of this Agreement, subject, however to the notice and cure period set forth in 10.2.1(a): (a) the Milestone Event set forth in (i) above is not completed within [**] months after the Trigger Event, (b) the Milestone Event set forth in (ii) above is not completed by within [**] months after the Trigger Event, or (iii) the Milestone Event set forth in (iii) above is not completed within [**] months after the Trigger Event, and, in each case, the failure to complete the applicable Milestone Event is not directly related to acts or omissions by Argos. Notwithstanding the foregoing, the Parties acknowledge and agree that the regulatory process to obtain Regulatory Approval for the Licensed Product in the China Company Territory has a high level of uncertainty and in the event that the failure to achieve a milestone set forth in (iii), (iv) or (v) is primarily attributable to regulatory requirements or delays cause by Regulatory Authorities in the China Company Territory which are out of the control of China Company and which could not reasonably be anticipated as of the Effective Date (an "Intervening Regulatory Event"), the Parties agree to renegotiate the relevant Milestone Events in good faith in a manner reasonably taking into consideration the Intervening Regulatory Event.

3.4  Reports; Payment of Royalty.  China Company shall furnish to Argos a written report within [**] days after the end of each Calendar Quarter showing the quantity of Licensed Product sold in the China Company Territory, the gross sales of Licensed Product in the China Company Territory, the itemized deductions for Licensed Product for the China Company Territory included in the calculation of Net Sales, the Net Sales in the China Company Territory of a Licensed Product during the reporting period, the royalties payable under this Agreement, as calculated in accordance with Schedule 1.69 hereof, and milestones achieved.  In addition, China Company shall prepare and deliver to Argos any additional reports as reasonably required under the Argos In-Licenses, in each case within a time period sufficiently in advance to enable Argos to comply with its obligations under such Argos In-Licenses. Royalties shown to have accrued by each report shall be due and payable on the date such report is due.  China Company and its Related Parties shall keep complete and accurate records for a period of at least [**] years after issuance of such report in sufficient detail to enable the royalties and other payments payable hereunder and to Third Parties under the Argos In-Licenses to be determined.

3.5  Audits.

3.5.1  Upon the written request of Argos delivered at least [**] days in advance and not more than [**] in each Calendar Year, China Company and its Related Parties shall permit an independent certified public accounting firm of internationally-recognized standing selected by Argos and reasonably acceptable to China Company, at Argos’ expense except as set forth below, to have access during normal business hours to such of the records of China Company and its Related Parties as may be reasonably necessary to verify the accuracy of the royalty and other reports hereunder for any year ending not more than [**] years after issuance of such report for the sole purpose of verifying the basis and accuracy of payments made under this Agreement.

3.5.2  If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy, together with interest calculated at the rate of [**] percent ([**]%) per month (or such higher rate as may be required pursuant to any applicable In-License) or the maximum amount permitted by applicable law, from the time of the over-payment or under-payment, within [**] business days of the date Argos delivers to China Company such accounting firm’s written report so concluding, or as otherwise agreed by the Parties in writing.  Such written report shall be binding upon the Parties.  The fees charged by such accounting firm shall be paid by Argos, unless such discrepancy represents an underpayment or excess charge by China Company of at least [**] percent ([**]%) of the total amounts due hereunder in the audited period, in which case such fees shall be paid by China Company.

3.5.3  China Company shall comply with all applicable audit requirements in the Argos In-Licenses and shall include in each Sublicense Agreement granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Argos, to keep and maintain records of sales made pursuant to such Sublicense Agreement and to grant access to such records by Argos’ independent accountant to the same extent required of China Company under this Agreement.

3.5.4  Argos shall treat all financial information subject to review under this Section 3.5 or under any Sublicense Agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm not already subject to equally stringent confidentiality obligations pursuant to applicable law to enter into an acceptable confidentiality agreement with China Company and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

3.6  Payment Exchange Rate.  All payments to be made under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Argos from time to time.  In the case of Net Sales, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars shall be made at the rate of exchange published by the Bank of China Limited, prevailing on the third to the last business day of the month preceding the month in which such sales are recorded, but in any case consistent with the requirements of the Argos In-Licenses.

3.7  Registration.   China Company will promptly make all filings with and submissions to all governmental or regulatory authorities and obtain and maintain all consents, permits, registrations and authorizations that are necessary or required in order for China Company to make timely payments under this Agreement, including, without limitation, any foreign exchange approvals or requirements.   China Company will promptly provide Argos with evidence thereof upon Argos’ written request.

3.8  Income Tax Withholding.  If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 3, China Company shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 3.  China Company shall submit appropriate proof of payment of the withholding taxes to Argos within a reasonable period of time.  At the request of Argos, China Company shall, at its cost, give Argos such reasonable assistance, which shall include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable Argos to claim exemption from such withholding or other tax imposed or obtain a repayment, reduction or credit and shall upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of tax.

4.        DEVELOPMENT AND COMMERCIALIZATION RESPONSIBILITIES

4.1  Development Activities.  China Company shall be responsible, at its expense, for all Development activities that are necessary for the Regulatory Approval of a Licensed Product in the China Company Territory.  Neither Party may conduct Clinical Studies or other Development activities with respect to a Licensed Product in the Field in the Territory of the other Party without the other Party’s prior written consent, which consent may be granted or withheld in the sole discretion of the other Party.  China Company will use Commercially Reasonable Efforts to Develop for Regulatory Approval and Commercialization in the China Company Territory Licensed Products for the treatment of one or more indications (such as pancreas, lung, liver, stomach, rectal, gastric, esophageal cancers) as determined by the JSC pursuant to Article 5.  In addition, China Company shall use Commercially Reasonable Efforts to Commercialize a Licensed Product in the China Company Territory. The parties agree that the following activities constitute Commercially Reasonable Efforts to Develop Licensed Products and that an unexcused failure to meet one or more of the following Development milestones (each, a “Development Milestone”) shall, at Argos’ election, constitute a material breach of this Agreement by China Company:

(a)           Between the Effective Date and  the end of the calendar year after the [**], China Company shall have made cumulative investments  of at least [**] United States Dollars (US$ [**]) in the Development of Licensed Products; and

(b)           In each subsequent calendar Year until such time as China Company has achieved sales of the  Licensed Product within the Field in excess of [**] United States Dollars (US$ [**]), China Company shall incur no less than on average [**] United States Dollars (US$ [**]) of investments in the Development of Licensed Products; for the avoidance of doubt, the term “on average” shall mean that an overinvestment in one calendar year can be carried forward into the next three following years and an underinvestment in one calendar year can be compensated with overinvestments in any of the three preceding calendar years without leading to a material breach by China Company. In the subsequent Years until such time as China Company has achieved sales of the Licensed Product within the Field in excess of US$ [**], China Company commits (i) to interact closely and work diligently with the Chinese regulatory agencies to identify the fastest way to market in the PRC and provide Argos with access to this regulatory dialogue; (ii) to  initiate and run clinical studies in the indications for which Argos or its Related Parties have received regulatory approval; (iii) to provide the required budget for the studies to be executed in a highly professional and time efficient way; and (v) to initiate pre-marketing and preparation work.

(c)           Prior to the end of the [**] Development Year, China Company shall have Initiated and diligently pursued at least one Clinical Study in [**] additional indications such as [**]; the indications to be finally selected by the JSC will depend on [**]. China Company is only obliged to pursue an additional indication if Argos or a Related Party has generated positive Phase 2b or 3 data in the particular indication.  For the avoidance of doubt, “positive phase 2b or 3 data” is defined as a clinical trial where the primary endpoint is achieved, the clinical trial data is discussed with regulatory authorities and has implications for regulatory approval or per the statistical analysis plan, the Independent Data Monitoring Committee recommends that the study produced data with an efficacy advantage that could support a potential regulatory approval.

(d)           Notwithstanding the foregoing, (i) if an Intervening Regulatory Event occurs, the Parties agree to renegotiate the relevant Development Milestone in good faith in a manner reasonably taking into consideration the Intervening Regulatory Event, and (ii) the timelines for performance in the preceding clauses (b) and (c) shall be extended if Argos does not succeed in implementing an FDA accepted automated production process by [**].  Unless otherwise agreed, the extension will be an amount of time equal to the time between [**] and the time when Argos demonstrates that it has implemented an FDA-accepted automated production process. For the avoidance of doubt, the term “investments in the development of Licensed Products” shall include, but not be limited to, money spent on [**].

4.2  Development Plan and Commercialization Plan.   Commencing with the Initiation of any Clinical Study of a Licensed Product, China Company shall prepare and deliver to Argos, (a) a Development plan for the following [**] year period, and (b) by no later than each [**], a written plan that describes in detail the Development activities to be undertaken with respect to a Licensed Product in the China Company Territory in the that Calendar Year and the dates by which such activities are targeted to be accomplished (each, a “Development Plan”).  Commencing with the Initiation of any Pivotal Clinical Study of a Licensed Product, China Company shall prepare and deliver to Argos, (a) a Commercialization plan for the following [**] year period that would include, among other things, a description of the planned Post-Approval Studies, if applicable, and (b) by no later than each [**], a written plan that describes in detail the Commercialization activities to be undertaken with respect to a Licensed Product in the China Company Territory in the that Calendar Year and the dates by which such activities are targeted to be accomplished (each, a “Commercialization Plan”).

4.3  Reporting Obligations. China Company shall prepare and deliver to Argos, by no later than each [**] (for the period ending December 31 of the prior Calendar Year) of any Calendar Year during the Term, written reports summarizing its Development and Commercialization activities for a Licensed Product performed during the preceding Calendar Year (or updating such report for activities performed since the last such report submitted hereunder, as applicable).  For the avoidance of doubt, the reports described in Section 4.3(b) and this Section 4.4 can be combined into a single report. Argos shall prepare and deliver to China Company, by no later than each [**] (for the period ending December 31 of the prior Calendar Year), written reports summarizing its Development and Commercialization activities for a Licensed Product performed during the preceding Calendar Year (or updating such report for activities performed since the last such report submitted hereunder, as applicable).  In addition, China Company shall provide Argos with written notice of (a) all filings and submissions for Regulatory Approval regarding a Licensed Product in the China Company Territory in a timely manner; (b) all Regulatory Approvals obtained or denied, the filing of any IND for a Licensed Product, and the First Commercial Sale of a Licensed Product in the China Company Territory, within [**] days of such event; and (c) the Initiation of each Clinical Study of a Licensed Product by or on behalf of China Company within [**] business days of such event; provided, however, that in all circumstances, China Company shall inform Argos of such event at least [**] business days prior to public disclosure of such event by China Company, subject, however, to applicable laws. Moreover, China Company shall use Commercially Reasonable Efforts to prepare and deliver to Argos any additional reports reasonably requested by Argos to enable it to meet its obligations under the Argos In-Licenses, in each case sufficiently in advance to enable Argos to comply with its obligations under the Argos In-Licenses. China Company shall also provide such other information to Argos as Argos may reasonably request and shall keep Argos reasonably informed of its Commercialization activities with respect to a Licensed Product.

4.4  Sales and Distribution.  Each Party and its Related Parties shall be responsible for booking sales and shall store and distribute a Licensed Product in its own Territory.  If a Party receives any orders for a Licensed Product in the other Party’s Territory or if a Party Knows that a Licensed Product is intended to be administered in the Territory to a Person whose primary residence is outside the that Party’s Territory, it shall refer such orders to the other Party.  Moreover, each Party and its Related Parties shall be solely responsible for handling all returns of a Licensed Product, as well as all aspects of a Licensed Product order processing, invoicing and collection, distribution, inventory and receivables, in its own Territory.

4.5  Advertising and Promotional Materials.  China Company will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to a Licensed Product (“Promotional Materials”) for use in the China Company Territory.  All such Promotional Materials will be compliant with all applicable laws, rules and regulations, and consistent with the Commercialization Plan for the China Company Territory.

4.6  Export Monitoring.  Each Party and its Related Parties will use Commercially Reasonable Efforts to monitor and prevent (i) exports of Licensed Product from its own Territory to the other Party’s Territory, and (ii) sales of Licensed Product in its Territory from being administered in the Territory to a Person whose primary domicile is outside that Party’s Territory, in each case using methods commonly used in the industry for such purpose, and shall promptly inform the other Party of any such activities, and the actions taken to prevent such activities.  Each Party agrees to take any actions reasonably requested in writing by the other Party that are consistent with applicable law and regulation to prevent such activities.

4.7  Records.  China Company will maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will fully and properly reflect all work done and results achieved in the performance of the Development activities with respect to a Licensed Product.

4.8  Regulatory Matters.

4.8.1  Regulatory Filings and Interactions.  As between the Parties, each Party will own any regulatory documents and applications submitted to the applicable Regulatory Authorities in its own Territory with respect to a Licensed Product, and each Party will, with respect to its own Territory and a Licensed Product, (i) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority, (ii) be responsible for interfacing, corresponding and meeting with each Regulatory Authority, (iii) be responsible for maintaining all regulatory filings, and (iv) apprise the other Party of all material communications from Regulatory Authorities as soon as reasonably possible but in any event within [**] business days.  Without limiting any other right of any Party hereunder, each Party will have the right to reference each other Party's and its Related Parties’ INDs and other filings with and submissions to Regulatory Authorities with respect to a Licensed Product for the purpose of conducting such Party's Development activities and to otherwise obtain Regulatory Approval of a Licensed Product in such Party'sTerritory; provided, however, that this right of reference Regional Partners’ INDs and other filings with and submissions to Regulatory Authorities shall apply to the extent, and only to the extent, Argos has the right to grant China Company those rights of reference.

4.8.2  Complaints; Adverse Event Reporting Procedures; Notice of Adverse Events Affecting a Licensed Product.  Each Party will maintain a record of any and all complaints it or its Related Parties receive with respect to a Licensed Product.  Each Party will notify the other Party in reasonable detail of any such complaints within sufficient time to allow the other Party and its Related Parties to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which a Licensed Product is being marketed or tested in Clinical Studies and/or Post-Approval Studies.  Each Party will maintain at its own expense an adverse event database for a Licensed Product, and the other Party will have access to all data in such adverse event database.  Notwithstanding the foregoing, each Party will report to the other Party the details around any adverse events and serious adverse events relating to a Licensed Products in its Control within the time periods for such reporting as specified in the Pharmacovigilance Agreement (defined below).  Each Party shall be responsible, at its own expense, for obtaining all adverse event information and safety data relating to a Licensed Product from its Related Parties in a timely manner, and for submitting adverse event reports with respect to a Licensed Product to the applicable Regulatory Authorities in its own Territory. Within [**] months after the Effective Date, the Parties will develop and agree in writing upon a pharmacovigilance agreement (“Pharmacovigilance Agreement”) that will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to a Licensed Product, sufficient to enable each Party to comply with its legal and regulatory obligations.  In addition, each Party shall promptly notify the other if such Party becomes aware of any information or circumstance that is likely to have a material adverse effect on the Development, Manufacture or Commercialization of a Licensed Product in the other Party’s Territory.

4.8.3  Recalls, Market Withdrawals or Corrective Actions.   In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product in a Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in its own Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within [**] hours advise the other Party thereof by telephone, or by email or facsimile together with telephone confirmation.  Each Party, in consultation with the other Party, shall decide whether to conduct a recall in its own Territory and the manner in which any such recall shall be conducted (except in the case of a government mandated recall, when such Party may act without such advance notice but shall notify the other Party as soon as possible).  Each Party shall bear the expense of any such recall in its own Territory.  Each Party will make available all of its pertinent records that may be reasonably requested in order to effecting a recall in the other Party’s Territory.

4.9  Third Parties. China Company shall be entitled to utilize the services of Third Party contract research and contract manufacturing organizations to perform its Development and Manufacturing activities under this Agreement; provided, that (a) China Company shall ensure that such Third Party operates in a manner consistent with the terms of this Agreement and (b) China Company shall remain at all times fully liable for its respective responsibilities.  China Company shall ensure that any such Third Party agreement shall include confidentiality, non-disclosure and non-use provisions that are substantially similar to those set forth in Article 7 of this Agreement and shall obtain ownership of any China Company Improvements developed, conceived or reduced to practice by such Third Party in the performance of such agreement.   China Company shall provide Argos with a copy of the fully executed agreement and any amendment thereto with any contract manufacturing organization together with a convenience English translation, in each case within [**] days of effectiveness.

5.  RELATIONSHIP MANAGEMENT

5.1  Joint Steering Committee.  The Parties hereby establish a committee to facilitate the activities contemplated by this Agreement as follows:

5.1.1  Composition of the Joint Steering Committee.  The activities contemplated by this Agreement shall be conducted under the oversight of a joint steering committee (the “JSC”) comprised of no less than [**] named representatives of Argos and no less than [**] named representatives of China Company or its Affiliate.  Each Party shall appoint its respective representatives to the JSC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change.  Each Party shall have at least one JSC representative who is a senior employee (Vice President level or above), and all JSC representatives have appropriate expertise and ongoing familiarity with the activities contemplated by this Agreement.  Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representatives’ and consultants’ written agreement to comply with the requirements of Article 7.  All proceedings for the JSC shall take place in English.  Each Party shall bear its own expenses relating to attendance at such meetings by its representatives.

5.1.2  JSC Chairperson.  The “JSC Chairperson” shall be a representative of China Company.  The JSC Chairperson’s responsibilities shall include (a) scheduling meetings at least [**], but more frequently if the JSC determines it necessary; (b) setting the agenda for meetings with solicited input from other members; (c) confirming and delivering minutes to the JSC for review and final approval; and (d) conducting effective meetings, including ensuring that objectives for each meeting are set and achieved.

5.1.3  Meetings.  The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**], with the location for such meetings alternating between China Company and Argos facilities (or such other locations as are determined by the JSC).  Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment, but at least [**] per year shall be conducted in person.

5.1.4  JSC Responsibilities.  The JSC shall have the following responsibilities with respect to the Collaboration:

(a)  agreeing on the indications that China Company will Develop;

(b)  monitoring the Development of the Licensed Product in the Argos Territory, including without limitation, publication strategy;

(c)  reviewing and approving all Clinical Studies to be conducted by or on behalf of China Company prior to Initiation;

(d)  regularly monitoring the progress of China Company in its conduct of the Development of the Licensed Products, reviewing relevant data, and considering issues of priority;

(e)  agreeing on the Development Plan and milestones for each Licensed Product prior to Initiation of the first Clinical Trial by China Company or its Related Party; coordinating and overseeing technology transfer contemplated by Section 6.2;

(f)  monitoring and coordinating Manufacturing and Commercialization activities (e.g., product supply forecasting); and

(g)  performing such other activities as the Parties agree in writing shall be the responsibility of the JSC.

For purposes of clarity, the JSC shall not have the authority to modify the terms of this Agreement.

In furtherance of the common interest in maximizing the benefit to patients in the China Company Territory and the commercial value of Licensed Products to the Parties, the Parties agree that if Argos or a Regional Partner files for regulatory approval in the Argos Territory of Licensed Product to treat an indication which is not then under Development or in Commercialization by China Company, Argos shall notify the JSC and the JSC shall discuss in good faith the potential Commercialization of Licensed Product for such indication in the China Company Territory.:

5.2           Reports and Minutes.  Each Party will provide the members of the JSC with written copies of all materials they intend to present at a JSC meeting. The JSC may also request from China Company at any time specific data or information related to this Agreement or request that China Company provide a written report in advance of any meeting summarizing certain material data and information arising out of the conduct of the activities contemplated by this Agreement, and China Company shall provide to the JSC such report, data or information within [**] days of request.. All reports, documents, materials and information submitted to the JSC, or that are otherwise required to be provided under this Agreement, shall be in the English language or accompanied by a convenience English translation.  A secretary shall be appointed for each meeting and shall prepare minutes of the meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.

5.4           Decision-Making.  The JSC shall attempt to resolve any and all disputes by consensus.  If the JSC is unable to reach a consensus with respect to a dispute, then the Chief Executive Officers of China Company and Argos shall attempt to resolve such dispute within [**] days of written request by either Party.  In the event that the Chief Executive Officers cannot reach an agreement regarding such dispute within [**] days after submission to them for resolution, then:

(a)           China Company shall have the final decision-making authority directly related to the JSC responsibilities set forth in subsections (a) (subject, however, to Section 4.1), (c), (d), (e) and (g) of Section 5.1.4; provided, however, that China Company (x) has no final decision-making authority over the Development milestones and Commercialization sales targets to be set pursuant to Sections 5.1.4(f), 2.5 and 2.6.1 (which shall be decided by Argos) , (y) may not conduct, sponsor, fund or otherwise support Development activities, including without limitation a Clinical Study or Post-Approval Study of a Licensed Product that is reasonably likely to materially and adversely affect the Development or Commercialization of the Licensed Product in the Argos Territory (including without limitation, a material adverse effect on the actual or perceived human safety in the Field of the Licensed Product (“Safety Matter”)), without Argos’ prior written consent, and (z) may not exercise its final decision-making authority (A) to require Argos to perform any activities for which it is not responsible under this Agreement, (B) to require Argos to take or fail to take any action that would violate any applicable law, rule or regulation or any agreement with any Third Party or infringe the intellectual property rights of Third Parties, (C) to expand or narrow the responsibilities of the JSC or (E) over a matter with respect to which Argos is expressly allocated decision-making authority elsewhere in this Agreement.

(b)           with respect to all other disputes between the Parties, the dispute resolution provisions of Section 11.11 shall apply.

5.5           Voting.  With respect to decisions of the JSC, the representatives of each Party shall have collectively one vote on behalf of such Party.  For each meeting of the JSC, at least [**] representatives of each Party shall constitute a quorum.  Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.

6.  MANUFACTURE AND SUPPLY OF A LICENSED PRODUCT

6.1  China Company Responsibilities.  China Company will have responsibility, at its expense, to obtain all its requirements of Licensed Product for Development and Commercialization of a Licensed Product in the China Company Territory, and will use Commercially Reasonable Efforts to Manufacture Licensed Product, or have Licensed Product Manufactured, at the most efficient scale. China Company covenants that all Licensed Product made or sold by or on behalf of China Company shall be (a) manufactured, marketed and sold in compliance with all applicable laws in the China Company Territory, (b) produced with the use of Automated Systems and Disposables purchased from Argos or Argos’ approved vendors as contemplated by Section 6.3, (c) produced, quality controlled and released in accordance with Argos-approved standard operating procedures and quality standards – as long as they are compliant with laws and regulations in the China Company Territory, and (d) properly labeled, handled and distributed.

6.2       Technology Transfer Responsibilities.  Argos shall use Commercially Reasonable Efforts to transfer to China Company, or to arrange to have transferred to China Company by a Third Party, the Argos Technology set forth on Schedule E, which transfer will commence as soon as practicable after the target date(s) forth on such schedule. The (i) labor costs and (ii) actual materials costs and out-of-pocket expenses, in each case directly incurred by Argos and/or such Third Party in performing such technology transfer activities, will be borne solely by China Company, and China Company shall pay such costs and expenses within [**] days of the date of invoice sent by Argos.  China Company will bear the costs of its own labor, materials and out-of-pocket expenses for such technology transfer.  China Company would not administer any Licensed Product to humans in Clinical Studies or otherwise until Argos has determined that the Argos Technology has been satisfactorily transferred.

6.3       Automated Systems and Disposables.  Notwithstanding the foregoing, in no event shall Argos be obligated to license to China Company or its Affiliates the right to make, have made, sell, offer to sell or import any technology associated with the Automated System.  Upon completion of the development of the Automated System and the approval of its use by applicable Regulatory Authorities in the China Company Territory, Argos shall supply or shall use all reasonable efforts to cause its approved vendors to supply the requirements of China Company for Automated Systems and Disposables pursuant to a reasonable and customary supply agreement to be negotiated in good faith by the Parties; provided, however, that the price for Automated Systems to be included in such supply agreement shall be Argos’ fully burdened cost of supplying the Automated Systems and Argos shall not make any profit on the resale of Disposables to China Company.  China Company shall be entitled to audit such costs in accordance with Section 3.5, mutatis mutandis.

7.        CONFIDENTIALITY AND PUBLICATION

7.1  Nondisclosure Obligation.  (a) All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(i)
is known by the receiving Party at the time of its receipt, and not through a prior disclosure, directly or indirectly, by the disclosing Party, as documented by the receiving Party’s business records;

(ii)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party or its Related Parties;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(iv)	is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

(b)           Notwithstanding the obligations of confidentiality, non-disclosure and non-use set forth above and in Section 7.2 below, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement as may be reasonably required in order to perform its obligations and to exploit its rights under this Agreement, and specifically to (i) Related Parties, and their employees, directors, agents, consultants, advisors and/or other Third Parties for the performance of its obligations hereunder (or for such entities to determine their interest in performing such activities) in accordance with this Agreement in each case who are bound by confidentiality, non-disclosure and non-use obligations substantially similar to those set forth herein; (ii) governmental or other Regulatory Authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement; provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so, (iii) the extent required by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission, Chinese Federal Financial Markets Service or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, (iv) any bona fide actual or prospective underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators or strategic partners and to consultants and advisors of such Party, in each case who are bound by confidentiality, non-disclosure and non-use obligations substantially similar to those set forth herein, and (v) to Third Parties to the extent a Party is required to do so pursuant to the terms of an In-License.

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 7.1 or Section 7.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality, non-disclosure and non-use provisions of this Section 7.1 and Section 7.2, and the Party disclosing Confidential Information pursuant to law or court order shall, at the other Party’s expense, take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment, and will take such Party’s reasonable comments into consideration before filing the Agreement.

7.2  Publicity.  (a)  Except as set forth in Section 7.1 above and clause (b) below, the terms of this Agreement may not be disclosed by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms hereof.

(b)           As soon as practicable after the execution of this Agreement by both Parties, the Parties shall use good faith efforts to agree in writing upon a press release to be issued jointly by the Parties publicizing the execution of this Agreement.  After such initial press release, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that a Party may (i) once a press release or other written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (ii) issue a press release or public announcement as required, in the reasonable judgment of such Party, by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.

8.  REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

8.1  Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that as of the Effective Date of this Agreement:

8.1.1  It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement, and to carry out the provisions hereof.

8.1.2  It is duly authorized to execute and deliver this Agreement, and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

8.1.3  This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or with its charter or by-laws.

8.1.4  It has not granted, and will not grant, during the Term, any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

8.1.5  Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Party nor any of its Affiliates will use in any capacity, in connection with the exercise of its rights and the performance of its obligations under this Agreement, any person or entity that has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or any similar law in any foreign jurisdiction, or that is the subject of a conviction described in such section or similar law in any foreign jurisdiction.  Each Party agrees to inform the other Party in writing immediately if it or any person or entity that is performing activities under this Agreement, is debarred or is the subject of a conviction described in Section 306 or similar law in any foreign jurisdiction, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s Knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any person or entity used in any capacity by such Party or any of its Affiliates in connection with the performance of its obligations under this Agreement.

8.2    Additional Representations and Warranties of the Parties.

8.2.1  Additional Representations and Warranties of Argos. Argos represents and warrants to China Company that:

(a)  As of the Effective Date, except for any Argos Patent Rights or Argos Know-How Controlled by Argos under an Argos In-License and sublicensed to China Company, Argos is the sole and exclusive owner of all right, title and interest in and to the Argos Technology in the China Company Territory.  As of the Effective Date, Argos has no Knowledge of any claim made against it with respect to the China Company Territory challenging Argos’ Control of the Argos Technology or making any adverse claim of ownership of the Argos Technology.

(b)  As of the Effective Date, each of the issued patents included in the Argos Patent Rights set forth on Schedule B has been duly maintained and, to Argos Knowledge, is valid and enforceable and none of the Argos Patent Rights set forth on Schedule B is (i) subject to a pending interference action, opposition action, re-examination proceeding, litigation or other similar action by a Third Party challenging such patents or patent applications, other than actions by a Regulatory Authority in connection with the prosecution of patent applications, or (ii) has been abandoned, or has been asserted to be invalid or unenforceable in a communication to Argos or is subject to any inventorship proceeding or dispute.

(c)  Listed on Schedule D are all the Argos In-Licenses applicable to the China Company Territory existing as of the Effective Date.

(d)  As of the Effective Date, (i) each Existing Argos In-License is valid, binding and in full force and effect, (ii) Argos is in compliance in all material respects with its material obligations under each Existing Argos In-License, (iii) to Argos’ Knowledge, each Third Party is in compliance in all materials respects with its material obligations under each Existing Argos In-License and (iv) no party has claimed a breach of, or initiated any dispute resolution proceedings under, any Existing Argos In-License.

(e)  As of the Effective Date and to Argos’ Knowledge, Argos has not received any notice from any Third Party asserting or alleging that any Development or Manufacture of a Licensed Product by Argos prior to the Effective Date infringed or misappropriated the Patent Rights or other intellectual property rights of such Third Party.

(f)  As of the Effective Date, Argos has no Knowledge of any other intellectual property rights Controlled by a Third Party that are necessary to Develop, Manufacture and Commercialize a Licensed Product in the China Company Territory or otherwise claim the Argos Technology.

8.2.2 Additional Representations and Warranties of China Company.  China Company represents, warrants and covenants to Argos that:

(a)  It has or has the ability to obtain and will maintain as and when necessary the financial and other capabilities reasonably necessary to discharge its obligations under this Agreement and will pay in a timely manner all costs and expenses associated therewith.

(b)  All China Company Data delivered by China Company pursuant to Section 2.5 will have been collected in compliance with all applicable laws in the country in which the applicable Clinical Study(s) were conducted, and, to its Knowledge, will be true and accurate in all material respects.

(c)  It will comply with all laws in the China Company Territory applicable to the exercise of its rights and performance of its obligations hereunder.

8.3  Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF A LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO A LICENSED PRODUCT WILL BE ACHIEVED.

8.4  Certain Covenants.

8.4.1  Exclusivity.  Except as expressly provided in this Agreement, neither China Company nor its Related Parties will, alone or with or through a Third Party, during the Term, research, develop, manufacture or commercialize any antigen-presenting cell therapy outside of the scope of this Agreement for the treatment of cancer in humans for use or sale in the China Company Territory. For the avoidance of doubt, this Section 8.4.1 is not intended to prohibit the Fund from investing in Third Parties that engage in the activities otherwise prohibited by this Section 8.4.1.  Notwithstanding the foregoing, if the FDA has denied to grant initial Regulatory Approval for any Licensed Product in any specific cancer indication within the Field, and there are no Clinical Studies Initiated or ongoing with respect to such specific cancer indication for a [**] year period following denial by the FDA (the "Rejected Indication"), China Company shall have the right (directly or through its Related Parties or a Third Party) to research, develop, manufacture or commercialize any antigen-presenting cell therapy in such Rejected Indication, despite the fact that such therapy may be in competition with therapies offered by Argos products.

8.4.2  Compliance.  China Company and its Related Parties shall conduct the Development, Manufacture and Commercialization of a Licensed Product in accordance with all applicable laws, rules and regulations, including without limitation current governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices (including but not limited the guidelines of the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH)).

8.4.3  Employee Inventions.  Prior to performing any activities in connection with this Agreement, China Company shall ensure that its and its Affiliates’ employees, agents and consultants have executed valid and binding agreements with it that assign and otherwise effectively vest in China Company any and all rights that such employees, agents and/or consultants might otherwise have in any China Company Improvements made by such employees, agents and/or consultants without any obligation of Argos or its Related Parties to pay any royalties or other consideration to such employees, agents and/or consultants. Should any royalties or other consideration become payable to such employees, agents and/or consultants, China Company shall remain solely responsible for making such payments.

8.5  Indemnification.

8.5.1  General Indemnification by China Company.  China Company shall indemnify, hold harmless, and defend Argos, its Affiliates, its Related Parties and the other parties to the Argos In-Licenses, and their respective directors, officers, employees and agents (“Argos Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to the extent arising out of or resulting from, directly or indirectly, (a) any breach of this Agreement by China Company, or (b) the negligence or willful misconduct by or of China Company, its Related Parties, and their respective directors, officers, employees, contractors and agents.

8.5.2  General Indemnification by Argos.  Argos shall indemnify, hold harmless, and defend China Company, its Affiliates, its Related Parties and their respective directors, officers, employees and agents (“China Company Indemnitees”) from and against any and all Losses to the extent arising out of or resulting from, directly or indirectly, (a) any breach of this Agreement by Argos, or (b) the negligence or willful misconduct by or of Argos, its Related Parties, and their respective directors, officers, employees and agents.

8.5.3  Product Liability.

(a)  China Company shall indemnify, defend and hold harmless the Argos Indemnitees from, against and in respect of any and all Losses arising out of Third Party product liability claims incurred or suffered by the Argos Indemnitees, or any of them, directly or indirectly relating to Licensed Product Developed, Manufactured or Commercialized by China Company or its Related Parties.

(b)  Argos shall indemnify, defend and hold harmless the China Company Indemnitees from, against and in respect of any and all Losses arising out of Third Party product liability claims incurred or suffered by the China Company Indemnitees, or any of them, directly or indirectly relating to a Licensed Product Developed, Manufactured or Commercialized by Argos or its Related Parties.

8.5.4  Indemnification Procedure.  In the event of any such claim against any China Company Indemnitee or Argos Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement.  The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding.  The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization.  Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 8.5.1, 8.5.2 or 8.5.3 may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided, that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

8.6  Limitation of Liability.  NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 6.  NOTHING IN THIS SECTION 8.6 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

8.7  Insurance. Each Party shall obtain and/or maintain insurance for a period starting with the commencement of any Clinical Study involving any Licensed Product and ending at least [**] years after the last commercial sale of a Licensed Product under this Agreement, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement.  Without limiting the foregoing, such insurance coverage shall include product liability insurance coverage limits of no less than RMB [**] per occurrence and in the aggregate.  Each Party shall name the other as an additional insured under such policies, and, upon request, each Party shall provide the other Party with evidence of the existence and maintenance of such insurance coverage.  Such insurance coverage shall include, without limitation, general commercial liability insurance and/or clinical trials insurance to provide insurance coverage with respect to each Clinical Study conducted by or on behalf of China Company involving Licensed Products.

9.  INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

9.1  Inventorship.  Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the principles that are used to determine inventorship under the United States patent laws.

9.2   Ownership. Subject to the licenses granted by Argos pursuant to this Agreement, Argos shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees, agentsor consultants of Argos or acquired solely by Argos.  Subject to the licenses granted by China Company pursuant to this Agreement, China Company shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees, agents or consultants of China Company or acquired solely by China Company.  The Parties shall jointly own any inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered jointly by employees, agents or consultants of China Company and Argos during the Term (“Joint IP”).

9.3  Prosecution and Maintenance of Patent Rights.

9.3.1   Argos Technology. Argos has the sole right to, at Argos’s discretion, file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Argos Patent Rights.  If Argos elects to pursue Argos Patent Rights in the China Company Territory, Argos agrees to use Commercially Reasonable Efforts to prosecute and maintain such Argos Patent Rights in the China Company Territory, and will notify China Company in writing if Argos elects not to continue to seek or maintain any Argos Patent Rights in the China Company Territory.

9.3.2  China Company Technology. China Company has the sole right to, at its discretion, file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Patent Rights comprising China Company Improvements. China Company agrees to use Commercially Reasonable Efforts to prosecute and maintain the China Company Improvements in the Argos Territory, and will notify Argos in writing if China Company elects not to continue to seek or maintain any such Patent Rights in the Argos Territory.

9.3.3  Joint IP.  Argos has the sole right to file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Patent Rights comprising Joint IP, in the names of both Argos and China Company.  China Company shall use Commercially Reasonable Efforts to make available to Argos or its authorized attorneys, agents or representatives, such of its employees, consultants or representatives as Argos in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such Joint IP.  Each Party shall sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint IP, at its own cost.

9.3.4  Contingent Rights. (a) In the event China Company elects not to seek or continue to seek or maintain patent protection on any China Company Improvements in the Argos Territory, Argos shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain in any country patent protection on such China Company Improvements in the name of China Company.  China Company shall use Commercially Reasonable Efforts to make available to Argos its authorized attorneys, agents or representatives, and such of its employees as are reasonably necessary to assist Argos in obtaining and maintaining the patent protection described under this Section 9.3.4(a).  China Company shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.

(b)           In the event that Argos elects not to seek or continue to seek or maintain patent protection on any Argos Patent Rights or Joint IP in the China Company Territory, China Company shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain in the China Company Territory patent protection on such Argos Patent Rights and Joint IP in the name of Argos with respect to Argos Patent Rights and the names of both Argos and China Company with respect to Joint IP.  Argos shall use Commercially Reasonable Efforts to make available to China Company its authorized attorneys, agents or representatives, and such of its employees as are reasonably necessary to assist China Company in obtaining and maintaining the patent protection described under this Section 9.3.4(b).  Argos shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.

9.3.5  Cooperation; Patent Challenges.  Each Party hereby agrees:  (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights; and (c) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications. China Company shall provide Argos with copies of all material correspondence pertaining to its prosecution with the patent offices in the China Company Territory.   Without limiting the foregoing, China Company shall, if prosecuting and maintaining the Patent Right, furnish to Argos copies of substantive documents (e.g., applications, office actions and responses) relevant to any such efforts in advance with sufficient time for Argos to review and provide comments on such documents, and shall in good faith take such comments into account; provided, however, that China Company shall implement all comments designated by Argos as necessary to implement Argos’ global strategy with respect to such Argos Patent Rights.  For the avoidance of doubt, China Company shall have the rights to, and, at the request of Argos shall, join as a party in any proceeding related to Joint IP.

9.3.6  Patent Expenses.  The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights (“Patent Expenses”) shall be borne by each Party filing, prosecuting and maintaining such Patent Rights under this Section 8.3; provided, however, that China Company shall reimburse Argos on a quarterly basis for such documented out-of-pocket expenses reasonably incurred with respect to Argos Patent Rights and Joint IP (to the extent applicable to the China Company Territory) in the China Company Territory.

9.4  Third Party Infringement.

9.4.1  Notices. Each Party shall promptly report in writing to the other Party during the Term any (a) known or suspected infringement of any Argos Technology, China Company Improvements or Joint IP or (b) unauthorized use or misappropriation of any Confidential Information, Argos Technology, China Company Improvements or Joint IP by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation.

9.4.2  Rights to Enforce.

(a)           China Company First Right. China Company shall have the sole and exclusive right (but not obligation) to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any China Company Improvements, or of using without proper authorization any China Company Know-How incorporated into the China Company Improvements.  Notwithstanding the foregoing, in the event such infringement, suspected infringement, or unauthorized use is by an Argos Related Party, the Parties shall discuss in good faith a resolution to the foregoing prior to engaging in litigation.

(b)           Argos’s First Right. Argos shall have the sole and exclusive right (but not obligation) to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Argos Patent Rights, Argos Know-How, or Joint IP.

9.4.3  Step-In Rights. (a) Argos will consider in good faith any request from China Company to initiate an infringement or other appropriate suit against any Third Party with respect to matters described in Section 9.4.2(b) occurring in the China Company Territory; provided, however, that Argos shall not be required to initiate any such suit.  In the event that Argos does not promptly initiate and diligently prosecute such a suit reasonably requested by China Company, then China Company shall have the right, at its expense, to initiate and conduct such suit in the China Company Territory.

(b)         To the extent such suit is related to China Company Improvement in the Argos Territory, China Company will consider in good faith any request from Argos to initiate an infringement or other appropriate suit against any Third Party with respect to matters described in Section 9.4.2(a) occurring in the Argos Territory, however China Company shall not be required to initiate any such suit. In the event that China Company does not promptly initiate and diligently prosecute such a suit reasonably requested by Argos, then Argos shall have the right, at its expense, to initiate and conduct such suit in the Argos Territory.

9.4.4  Procedures; Expenses and Recoveries.  The Party having the right to initiate any infringement suit under Section 9.4.2 or 9.4.3 above shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including but not limited to attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party.  If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action.  In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance.  The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including but not limited to any amount received in settlement of such litigation) (“Recoveries”), such amounts shall be allocated in all cases as follows regardless of which Party brings the enforcement action:

(a)
first, to reimburse each Party for all expenses of the suit incurred by such Party, including but not limited to attorneys’ fees and disbursements, travel costs, court costs and other litigation expenses;

(b)
second, (i) if such suit is related to the Argos Technology in the China Company Territory, then China Company shall be entitled to receive that portion of the remaining Recoveries reasonably attributable to Net Sales of a Licensed Product in the China Company Territory (as determined by a court of competent jurisdiction in a final, non-appealable decision); provided, that the Recoveries reasonably attributable to Net Sales of Licensed Product to which China Company is entitled after reimbursement of expenses shall be treated as Net Sales for purposes of this Agreement and Argos shall be entitled to receive royalties on such constructive Net Sales pursuant to the terms of Section 3.2 as if such Net Sales had occurred during the time period of the infringement, and (ii) if such suit is related to China Company Improvements in the Argos Territory, then Argos shall be entitled to receive that portion of the remaining Recoveries reasonably attributable to Net Sales of a Licensed Product in the Argos Territory (as determined by a court of competent jurisdiction in a final, non-appealable decision); and

(c)	the Party initiating the suit shall be entitled to [**] percent ([**]%), and the non-initiating Party shall be entitled to [**] percent ([**]%), of the balance of the Recoveries.

9.5  Claimed Infringement.

9.5.1        Notice. In the event that after the Effective Date a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of their respective Affiliates or Sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its Know-How, based upon an assertion or claim arising out of the Development, Manufacture or Commercialization of a Licensed Product in the Field (“Infringement Claim”), such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served.  Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party and to offer reasonable assistance to the other Party at no cost to the other Party.

9.5.2  Responsibility.  China Company shall assume full responsibility for any Infringement Claims brought against either Party or its Affiliates or Sublicensees arising out of the Development or Commercialization of a Licensed Product in, or Manufacture of Licensed Product for, the China Company Territory by China Company or its Related Parties or in or for the Argos Territory by China Company or its Related Parties in breach of this Agreement.  All liabilities, damages, costs and expenses arising out of such Third Party Infringement Claims shall be borne by China Company. Argos shall assume full responsibility for any Infringement Claims brought against either Party or its Affiliates or Sublicensees arising out of the Commercialization of a Licensed Product in, or Manufacture of Licensed Product for, the Argos Territory by Argos or its Related Parties or in or for the China Company Territory by Argos or its Related Parties in breach of this Agreement. All liabilities, damages, costs and expenses arising out of such Third Party Infringement Claims shall be borne by Argos.

9.5.3  Procedure.  Each Party shall have the sole and exclusive right to select counsel for any Infringement Claim that it defends; provided, that it shall consult with the other Party with respect to selection of counsel for such defense.   Each Party will keep the other Party informed, and shall from time to time consult with the other Party regarding the status of any such claims and shall provide the other Party with copies of all documents filed in any suit brought in connection with such claims. The other Party shall also have the right to participate and be represented in any such claim or related suit, at its own expense.  Argos shall have the sole and exclusive right (but not the obligation) to control the defense of an Infringement Claim for which China Company has the responsibility in the event China Company fails to assume such defense within [**] days following written notice from Argos. No Party shall settle any claims or suits involving rights of another Party without obtaining the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

9.6  Other Infringement Resolutions.   In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in Sections 9.4 and 9.5 of this Agreement (e.g., actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute (including but not limited to the sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) shall apply.

9.7  Patent Certification.  To the extent required by law or permitted by law, the Parties shall use Commercially Reasonable Efforts to maintain with the applicable Regulatory Authorities during the Term correct and complete listings of applicable Patent Rights for a Licensed Product being commercialized.

9.8  Trademarks.

9.8.1           Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos. To the extent permitted by applicable law, upon Argos’ request, China Company and its Related Parties shall include Argos’ (or its designee’s) name with equal prominence, or as close thereto as permitted by applicable law, on all Licensed Product promotional materials related to a Licensed Product in the China Company Territory.

9.8.2           China Company will develop and propose, and Argos shall review and comment on for approval by China Company, one or more trademarks for a Licensed Product (the “Licensed Product Trademarks”) for use by China Company and its Related Parties throughout the China Company Territory.  Any Licensed Product Trademark(s) (other than the Argos Trademarks) that are used by China Company to promote and sell a Licensed Product in the China Company Territory are hereinafter referred to as the “China Company Trademarks”.  Argos (or its Related Parties, as appropriate) shall own all rights to the trademarks developed and/or used by Argos with respect to the Commercialization of a Licensed Product in the Argos Territory (the “Argos Trademarks”), and all goodwill associated therewith.  China Company (or its Related Parties, as appropriate) shall own all rights to China Company Trademarks and all goodwill associated therewith.  Argos shall also own rights to any Internet domain names incorporating the applicable Argos Trademarks or any variation or part of such Argos Trademarks used as its URL address or any part of such address; and China Company shall also own rights to any Internet domain names incorporating the applicable China Company Trademarks or any variation or part of such China Company Trademarks used as its URL address or any part of such address.

9.8.3           If China Company Trademarks are used to promote and sell a Licensed Product in the China Company Territory then China Company will use Commercially Reasonable Efforts to establish, maintain and enforce the China Company Trademarks in the China Company Territory during the Term, at its expense.  If China Company requests a license to Argos Trademarks in writing to promote and sell a Licensed Product in the China Company Territory, then Argos shall grant China Company an exclusive license to use such Argos Trademarks to Commercialize a Licensed Product in the China Company Territory on terms and conditions to be negotiated by the Parties in good faith.  Argos shall be entitled to no additional compensation for the grant of such license other than the reimbursement in full of Argos’ costs and expenses of establishing, maintaining and enforcing such Argos Trademarks in the China Company Territory.   If China Company Trademarks are used to promote and sell a Licensed Product in the Argos Territory, then China Company shall grant Argos an exclusive license to use such China Company Trademarks to Commercialize a Licensed Product in the Argos Territory on terms and conditions to be negotiated by the Parties in good faith.  China Company shall be entitled to no additional compensation for the grant of such license other than the reimbursement in full of its costs and expenses of establishing, maintaining and enforcing such China Company Trademarks in the Argos Territory.

9.8.4           In the event either Party becomes aware of any infringement of any Licensed Product Trademark or Argos Trademark by a Third Party, such Party shall promptly notify the other Party and the Parties shall consult with each other and jointly determine the best way to prevent such infringement, including, without limitation, by the institution of legal proceedings against such Third Party.

10.  TERM AND TERMINATION

10.1  Term.  This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 10.2 below, this Agreement shall continue in effect until expiration of the last to expire Royalty Term (“Term”).

10.2  Termination Rights.

10.2.1  Termination for Cause. This Agreement may be terminated at any time during the Term:

(a)           upon written notice by either Party if the other Party is in breach of its material obligations hereunder and has not cured such breach within [**] business days in the case of a payment breach, or [**] days in the case of all other breaches, after written notice requesting cure of the breach (which notice shall specify in reasonable detail the breach and related rights to terminate); or

(b)           by either Party upon the filing or institution of bankruptcy, liquidation or receivership proceedings of the other Party (or similar concepts under applicable law), or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within sixty (60) days after the filing thereof.

It is understood that termination pursuant to this Section 10.2.1(a) (Termination for Cause) shall be a remedy of last resort and may be invoked only in the case where the breach is not reasonably remedied by the payment of money damages or other remedy under applicable law. If either Party initiates a dispute resolution procedure as permitted under this Agreement prior to the end of the applicable cure period to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, including any litigation following therefrom, the termination shall become effective only if and when such dispute is finally resolved through such dispute resolution procedure. This Section 10.2.1 (Termination for Cause) defines exclusively the Parties’ right to terminate in case of any material breach of this Agreement.

10.2.2      Challenges of Patent Rights.

In the event that China Company or any of its Related Parties (a) commences or participates in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any of the Argos Patent Rights or any claim thereof or (b) actively assists any other person or entity in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any of such Argos Patent Rights or any claim thereof, then (i) China Company shall give notice thereof to Argos within [**] days of taking such action (or within [**] days after Knowledge of such action taken by any Related Party of China Company) and (ii) Argos will have the right, in its sole discretion to give notice to China Company that either (A) the licenses granted to China Company with respect to all or any portion of the Argos Technology under this Agreement will terminate in [**] days following such notice (or such longer period as Argos may designate in such notice), and, unless China Company ceases all participation with respect to all such challenge(s) (including withdrawing any challenge within its control) within such [**]day period, such licenses will so terminate, or (B) the royalty rates set forth in Section 3.1 shall be doubled until such time as China Company ceases all participation with respect to all such challenge(s) (including withdrawing any challenge within its control).  In the event that Argos elects to terminate the licenses but is not permitted to do so under applicable law, then the Parties agree to construe this provision as to permit Argos to terminate the licenses to that portion of such Argos Technology with respect to which Argos has the legal right to do so.  Notwithstanding the foregoing, in the event a China Company Related Party violates this Section 10.2.2 without China Company's prior knowledge, and China Company terminates the relationship with such Related Party or otherwise takes such action as reasonably requested by Argos, Argos shall not have the right to terminate the licenses granted to China Company in accordance with this Section 10.2.2.

10.2.3      Effect of Termination.

(a)           Termination by Argos. Without limiting any other legal or equitable remedies that Argos may have, if Argos terminates this Agreement in accordance with 10.2.1 (Termination for Cause) or 10.2.2 (Challenge of Patent Rights), then (i) notwithstanding anything in Section 7.4.1 to the contrary, the obligations of China Company under Section 8.4.1 shall survive for a period of [**] years after the effective date of termination, (ii) the license grant to Argos in Section 2.1.3 shall, solely with respect to licensable subject matter in existence on the effective date of termination, survive and shall be fully-paid, perpetual and include an unrestricted right to grant sublicenses, (iii) China Company shall as promptly as practicable transfer and assign to Argos or Argos’ designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including without limitation all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of a Licensed Product and all Licensed Product Trademarks and execute any and all documents and carry out any other actions considered customary as may be requested by Argos to assist Argos with all regulatory filings with the applicable Regulatory Authorities required in connection with the termination of this Agreement to ensure that all Regulatory Approvals in the China Company Territory can be transferred or issued to Argos or Argos’ designee, (B) copies of all relevant data, reports, records and materials in the possession or Control of China Company relating to the Development, Manufacture or Commercialization of a Licensed Product, including without limitation all non-clinical and clinical data relating to a Licensed Product, including without limitation customer lists and customer contact information and all adverse event data in the possession or Control of China Company, and (C) all records and materials in the possession or Control of China Company containing Confidential Information of Argos, (iv) appoint Argos or Argos’ designee as the agent of China Company and/or its Related Parties for all Licensed Product-related matters involving Regulatory Authorities in the China Company Territory until all Regulatory Approvals and other regulatory filings have been transferred to Argos or its designee, (v) if the effective date of termination is after First Commercial Sale, then China Company shall appoint Argos as its exclusive distributor of a Licensed Product in the China Company Territory and grant Argos the right to appoint sub-distributors, until such time as all Regulatory Approvals in the China Company Territory have been transferred to Argos or its designee, (vi) if China Company or its Related Parties are Manufacturing Licensed Product, at Argos’ option, supply a Licensed Product to Argos or its designee in the China Company Territory on commercially reasonable terms (but any event, no less favorable than those on which China Company supplied a Licensed Product prior to such termination to the applicable distributor(s) in the China Company Territory) until such time as all Regulatory Approvals in the China Company Territory have been transferred to Argos or its designee, Argos has obtained all necessary manufacturing approvals and Argos or its designee has procured or developed its own source of Licensed Product supply, (vii) if Argos so requests, China Company shall transfer to Argos any Third Party agreements relating to the Development, Manufacture or Commercialization of a Licensed Product to which China Company is a party, subject to any required consents of such Third Party, which China Company shall use Commercially Reasonable Efforts to obtain promptly, and (viii) unless otherwise agreed by Argos in writing, all Sublicense Agreements shall automatically terminate. The license granted and other transfers to be effected pursuant to this Section 10.2.4(a) shall be royalty-free, fully paid and perpetual. China Company shall execute all documents and take all such further actions as may be reasonably requested by Argos in order to give effect to the foregoing clauses (i) through (viii).

(b)           Termination by China Company for Cause. Without limiting any other legal or equitable remedies that China Company may have, if China Company terminates this Agreement in accordance with Section 10.2.1(a) or (b), then the licenses granted to Argos under this Agreement shall terminate and, if a Licensed Product is then being Commercialized or is in Development, the licenses granted to China Company under this Agreement solely with respect to Licensed Products in Development or then being Commercialized shall continue in full force and effect (including without limitation, the rights granted to China Company under the Argos In-Licenses); provided, that China Company continues to use Commercially Reasonable Efforts to Develop and Commercialize such Licensed Products and comply with its obligations under Section 4.1, pay all amounts that become due to Argos pursuant to Article 3 as a result of such Commercialization and comply in all respects with the requirements of each Argos In-License.

(c)           Termination upon Bankruptcy of a Party.  If this Agreement is terminated by either Party (the “Non-Bankrupt Party”) pursuant to Section 10.2.1(b) due to the rejection of this Agreement by or on behalf of the other Party (the “Bankrupt Party”) under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankrupt Party to the Non-Bankrupt Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code.  The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the Bankrupt Party under the Code, the Non-Bankrupt Party shall be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property.  Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankrupt Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Party.  The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Code or other applicable law.  The parties intend for the substance of this Section 10.2.4(c) to apply worldwide, even if the Code does not expressly apply to the Bankrupt Party or to the Non-Bankrupt Party.

10.3  Effect of Expiration or Termination; Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for a Licensed Product sold prior to such expiration or termination.  The provisions of Articles 7 and 11, and Sections 3.5, 4.7, 4.8.3, 8.2.1, 8.2.2, 8.3, 8.5, 8.6, 8.7, 9.3.1, 9.3.2, 9.3.3, 9.4.1, 9.4.2, 10.2.3, and 10.3 shall survive any expiration or termination of this Agreement.  Except as set forth in this Article 10, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement cease.

11.  MISCELLANEOUS

11.1  Assignment.   Except as provided in this Section 11.1, this Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party.  However, (i) the right of China Company to sublicense in accordance with the terms of this Agreement shall remain unaffected and (ii) either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a party that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates.  The assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.   An assignment to an Affiliate shall terminate, and all rights so assigned shall revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party.

11.2  Governing Law.  This Agreement shall be construed and the respective rights of the Parties determined in accordance with the substantive laws of the State of New York, notwithstanding any provisions of New York law governing conflicts of laws to the contrary, and the patent laws of the relevant jurisdiction without reference to any rules of conflict of laws.  Notwithstanding the foregoing, to the extent that application of the laws of a jurisdiction within the China Company Territory may be required to make this agreement enforceable in accordance with its terms, such laws shall apply.

11.3  Entire Agreement; Amendments.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. This Agreement (including the Schedules hereto) may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.  Schedule F lists the reporting requirements set forth in this Agreement; provided, however that in the event of conflict between the terms of this Agreement and Schedule F, this Agreement shall control.

11.4  Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

11.5  Headings.  The captions to the Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

11.6  Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.7  No Implied Waivers; Rights Cumulative.  No failure on the part of Argos or China Company to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

11.8  Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile, sent by email, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Argos, to:	Argos Therapeutics, Inc.
4233 Technology Drive
Durham, NC 27704
Attention: President
Facsimile: 919 287-6336
Email: jabbey@argostherapeutics.com

With a copy to:	Hutchison PLLC
3110 Edwards Mill Road, Suite 300
Raleigh, NC 27612
Attention: William N. Wofford
Facsimile No.: (866) 479-7550
Email: bwofford@hutchlaw.com

If to China Company, to:	Lummy (Hong Kong) Co., Ltd.
Register Number 2106393
Rm. 19C, Lockhart Ctr.
301-307 Lockhart Rd., Wan Chai, Hong Kong
Attention: Mrs. Mei Leng
Facsimile +86-23-67300327
Email: lengmei@cqlummy.com

With a copy to:	Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Attention: Kristina E. Beirne
Facsimile No.: (212) 768-6800
Email: kristina.beirne@dentons.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile or email on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on receipt if sent by overnight courier; and/or (c) on receipt if sent by mail.

11.9  Compliance with Export Regulations.  Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. and all other applicable export laws and regulations.

11.10  Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, terrorism, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

11.11  Dispute Resolution.

11.11.1  Disputes.  The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from, or related to, this Agreement or to the breach hereof (collectively, “Dispute”).  In particular, the Chief Executive Officers of the Parties shall attempt to resolve all Disputes.  In the event that the Chief Executive Officers cannot reach an agreement regarding a Dispute, and a Party wishes to pursue the matter, each such Dispute that is not an “Excluded Claim” shall be finally resolved by binding arbitration under the then-current Rules of Arbitration of the ICC by three (3) arbitrators appointed in accordance with the said Rules and Section 11.11.2 below, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  As used in this Section 11.11, the term “Excluded Claim” shall mean a dispute that concerns the validity or infringement of a patent, trademark or copyright.

11.11.2  Arbitration.  The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business who are independent of both Parties and neutral with respect to the Dispute presented for arbitration.  Within [**] days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [**] days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC International Court of Arbitration.  The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrators’ and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(a)  The Parties agree that, in the event of a Dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the Dispute through arbitration or other judicial determination.  The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded promptly if an arbitrator or court determines that such payments are not due.

(b)  The Parties hereby agree that any disputed performance or suspended performances pending the resolution of the arbitration that the arbitrators determine to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrator.

(c)  The Parties hereby agree that any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction. The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator.

11.12  Independent Contractors.  It is expressly agreed that Argos and China Company shall be independent contractors and that the relationship between Argos and China Company shall not constitute a partnership, joint venture or agency.  Argos shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on China Company, without the prior written consent of China Company, and China Company shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Argos without the prior written consent of Argos.

11.13  Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14  Binding Effect; No Third Party Beneficiaries.  As of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no person or entity other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

LUMMY (HONG KONG) CO., LTD.		ARGOS THERAPEUTICS, INC.

BY:	/s/ Xuefeng Leng	BY:	/s/ Jeffrey D. Abbey

NAME:	Xuefeng Leng	NAME:	Jeffrey D. Abbey

TITLE:	Director	TITLE:	President & CEO

SCHEDULE A

ARCELIS PERSONALIZED IMMUNOTHERAPY PLATFORM

Arcelis is Argos’ proprietary active immunotherapy technology platform for generating fully personalized RNA-loaded dendritic cell immunotherapies. Argos uses the Arcelis platform to manufacture AGS-003, which is initially being developed for the treatment of metastatic renal cell cancer, and AGS-004, which is being developed for the treatment of HIV.

The Arcelis platform is focused on dendritic cells that present antigens to the attention of the immune system and are critical to the human immune system’s recognition of the presence of proteins derived from cancer cells or virus-infected cells. Dendritic cells are capable of internalizing cancer protein antigens or virus protein antigens and displaying fragments of these protein antigens on their surface as small peptides. The dendritic cells then present these peptide antigens to T-cells capable of binding to these peptide antigens and producing a large complement of molecular factors that, in the case of cancer, lead to direct cancer cell death and, in the case of infectious disease, kill virus-infected cells to control the spread of infectious pathogens.

The following graphic illustrates the processes comprising our Arcelis platform:

As shown in the graphic above, the Arcelis platform requires two components derived from the particular patient to be treated, specifically:
•
a disease sample from the patient — tumor cells in the case of cancer or a blood sample containing virus in the case of infectious disease — which is generally collected at the time of diagnosis or initial treatment, and

•
dendritic cells derived from the patient’s monocytes, a particular type of white blood cell, which are obtained from the patient through a laboratory procedure called leukapheresis that occurs after diagnosis and at least four weeks prior to the initiation of our immunotherapy.

The tumor cells, or the blood sample containing the virus, and the leukapheresis product are shipped separately following collection from the clinical site to a centralized manufacturing facility where we use standard methods to isolate the patient’s mRNA, which is a key component of the genetic code, from the disease sample and amplify the mRNA. In parallel, we take the monocytes from the leukapheresis product and culture them using a proprietary process to create matured dendritic cells. Argos then immerses the matured dendritic cells in a solution of the patient’s isolated mRNA and a synthetic RNA that encodes a protein known as CD40 ligand, or CD40L, and apply a brief electric pulse to the solution, in a process referred to as electroporation. This process enables the patient’s isolated mRNA and the CD40L protein to pass into, or load, the dendritic cells. Argos then further cultures the mRNA-loaded dendritic cells so that these cells allow for antigen expression from the patient’s mRNA and presentation in the form of peptides on the surface of the dendritic cells. These mature, loaded dendritic cells are formulated into the patient’s plasma that was collected during the leukapheresis to become the Arcelis-based drug product. Argos then vials, freezes and ships the drug product to the clinic, which thaws the drug product and administers it to the patient by intradermal injection.

Upon injection into the skin of the patient, the antigen-loaded dendritic cells in the drug product migrate to the lymph nodes near the site of the injection. It is at these lymph nodes that the drug product comes into contact with T-cells. Argos believes that through this interaction the loaded dendritic cells orchestrate the differentiation, expansion and education, of antigen-specific T-cells. A unique property of the dendritic cells is that they result in the generation of CD8+ central and effector memory T-cells. Once activated and expanded, these T-cells are able to seek out and kill cancer or virus-infected cells that express the identical antigens as those displayed on the surface of the dendritic cells. Because the generation of these T-cells is dependent on secretion of IL-12 from the dendritic cells, measurement of IL-12 is a marker for potency of AGS-003 and potentially other Arcelis-based products.

SCHEDULE B

ARGOS PATENT RIGHTS

Patents and patent applications listed below in the China Company Territory as well as any patents and patent applications in the China Company Territory that claim priority to any of the following applications:

[**]

SCHEDULE C

AUTOMATED SYSTEMS

Argos Automated Systems were designed as works for hire by Invetech in collaboration with Argos.

The Automated Nucleic Acid Processing System includes systems, devices and components thereof, as well as related methods for automated processing of samples in a closed container, including automated isolation, purification, amplification, processing and packaging of nucleic acids.  Examples of the Argos Automated Nucleic Acid Processing System are described in PCT Publication [**].  Uses of this System include isolation of RNA from tumor lysates, RT-PCR, in vitro transcription and related nucleic acid purification and packaging steps.

The Automated Cell Processing Systems are held as trade secret, with the exception of a centrifuge bowl described in International Patent Application [**] and medicament devices described in International Patent Application [**].  These System and components thereof automate many aspects of cell processing, differentiation, electroporation, and packaging.  Uses of these System include automated differentiation of monocytes into mature RNA-loaded dendritic cells.

SCHEDULE D

EXISTING ARGOS IN-LICENSES

Collaboration Termination Agreement between Argos and Kyowa Hakko Kirin Co., Ltd dated December 31, 2009.

SCHEDULE E

TECHNOLOGY TRANSFER ACTIVITIES

•	Transfer of all GMP documentation related to the manufacture, quality control assays and quality assurance of the Arcelis technology.
o	This would include MPs, STMs and SOPs for GMP processing
•	Training of China Company technical personnel at Argos Therapeutics in the RNA and cellular process
o	Multiple visits required to perform RNA and cellular training runs
•	Training of China Company technical personnel at Argos on the quality control assays
o	Multiple visits required to perform quality control assay training
•	Completion of all documentation, acquisition of reagents and provide information and expertise for upfitting of GMP labs by China Company
•	Perform initial feasibility runs at China Company with Argos personnel oversight
•	Perform three successful GMP engineering runs at China Company

Target Date

Technology Transfer shall commence as soon as practicable following the successful production of at least five batches of Licensed Product using Automated Systems installed at Argos’ principal manufacturing facility for North America (currently in Durham, North Carolina) and the filing of Argos’ first BLA, currently anticipated to occur during the [**],  wherein such batches are manufactured according to the production process  described in Argos’ first BLA submission.   Such batches may be batches produced for use in a bridging study (demonstrating substantial equivalence of Licensed Product produced with the Automated Systems and such processes) or batches produced for commercial sale, as determined by Argos acting reasonably and in good faith, and recognizing the common interest of the parties in transferring a safe, reliable, robust and efficient production process at the earliest practicable time.

SCHEDULE F

Reporting Requirements

CHINA COMPANY			ARGOS
Section	Deliverable	Timing	Deliverable	Timing
2.1.4	Notify Argos in writing after conceiving or reducing to practice a China Company Improvement	Promptly
2.2.2	In order to engage one or more Third Parties through sublicenses, China Company must notify and consult with the JSC	No timing specified	Unless Argos responds in writing within [**] days of receipt of China Company’s notice, then Argos will be deemed to have consented to such notice	[**] days
2.2.3	Provide Argos with copy of fully executed Sublicense Agreement	Promptly
2.2.3	In the event China Company becomes aware of a material breach of any Sublicense Agreement, China Company must notify Argos	Promptly
2.3			Provide China Company with true and complete copies of Argos In-Licenses that are relevant to the rights granted to China Company under the Agreement	No timing specified

2.4	Notify Argos in writing of and provide Argos with a copy of any Necessary Third Party IP entered into by China Company after the Effective Date	No timing specified
If, during the Term, Argos obtains a license to Necessary Third Party IP for the China Company Territory that is not already Controlled by China Company or Argos, then Argos shall notify China Company in writing and include in such notification a summary of such Necessary Third Party IP
No timing specified
2.4	Respond to Argos’ written notice of Necessary Third Party IP	[**] days	Upon receipt of such notice from China Company, Argos shall grant to China Company a sublicense of such Necessary Third Party IP	Upon receipt of notice
2.5	Provide Argos and Argos Regional Partners any available unblinded China Company Data with respect to a Licensed Product generated during any Clinical Studies	[**]
Argos to cause Argos Regional Partner to provide China Company with any available unblinded Argos Data with respect to a Licensed Product generated during any Clinical Studies, subject, however, to any conditions placed on China Company’s use of such Argos Data by the applicable Argos Regional Partner
[**]
3.2.1 3.4	Pay Argos royalty of [**]% of Net Sales of Licensed Products	Within [**] days of end of Calendar Quarter
3.3	Milestone payments	No later than [**] days after achievement of milestone event

3.4	Written quarterly royalty report	Within [**] days after the end of each Calendar Quarter
3.4	Any additional reports as reasonably required under the Argos In-Licenses	Within a time period sufficiently in advance to enable Argos to comply with its obligations under such Argos In-Licenses
3.5.2
If a financial audit reveals a discrepancy, the appropriate Party shall pay the other Party the amount of the discrepancy, plus [**]% interest (or such higher rate as may be required pursuant to any applicable In-License)
within [**] business days of the date Argos delivers the report to China Company such accounting firm’s
If a financial audit reveals a discrepancy, the appropriate Party shall pay the other Party the amount of the discrepancy, plus [**]% interest (or such higher rate as may be required pursuant to any applicable In-License)
within [**] business days of the date Argos delivers the report to China Company
3.7	Upon request by Argos, China Company will promptly provide evidence of China Company’s registrations	Promptly upon request by Argos
3.8	China Company shall submit appropriate proof of payment of the withholding taxes to Argos within a reasonable period of time.	within a reasonable period of time
4.2	Deliver Development Plan	Commencing with the Initiation of any Clinical Study of a Licensed Product and thereafter by no later than each [**]

4.2	Deliver Commercialization Plan	Commencing with the Initiation of any Pivotal Clinical Study of a Licensed Product and thereafter by no later than each [**]
4.3
China Company shall prepare and deliver to Argos, written reports summarizing its Development and Commercialization activities for a Licensed Product performed during the preceding Calendar Year (or updating such report for activities performed since the last such report submitted hereunder, as applicable)
no later than each [**] (for the period ending December 31 of the prior Calendar Year) of any Calendar Year during the Term
Argos shall prepare and deliver to China Company, written reports summarizing its Development and Commercialization activities for a Licensed Product performed during the preceding Calendar Year (or updating such report for activities performed since the last such report submitted hereunder, as applicable)
by no later than each [**] (for the period ending December 31 of the prior Calendar Year)
4.3
China Company shall provide Argos with written notice of all filings and submissions for Regulatory Approval regarding a Licensed Product in the China Company Territory in a timely manner, provided, however, that China Company shall inform Argos of such event at least [**] business days prior to public disclosure of such event by China Company, subject, however, to applicable laws
Notice of all filings in a timely manner Notice of public disclosure in at least [**] business days prior

4.3
China Company shall provide Argos with written notice of all Regulatory Approvals obtained or denied, the filing of any IND for a Licensed Product, and the First Commercial Sale of a Licensed Product in the China Company Territory, within [**] days of such event; provided, however, that China Company shall inform Argos of such event at least [**] business days prior to public disclosure of such event by China Company, subject, however, to applicable laws within [**] days of such event Notice of public disclosure in at least [**] business days prior
4.3
China Company shall provide Argos with written notice of the Initiation of each Clinical Study of a Licensed Product by or on behalf of China Company within [**] business days of such event; provided, however, that China Company shall inform Argos of such event at least [**] business days prior to public disclosure of such event by China Company, subject, however, to applicable laws within [**] business days of such event Notice of public disclosure in at least [**] business days

4.3
China Company shall use Commercially Reasonable Efforts to prepare and deliver to Argos any additional reports reasonably requested by Argos to enable it to meet its obligations under the Argos In-Licenses in each case sufficiently in advance to enable Argos to comply with its obligations under the Argos In-Licenses
4.3
China Company shall also provide such other information to Argos as Argos may reasonably request and shall keep Argos reasonably informed of its Commercialization activities with respect to a Licensed Product

Upon request
4.6	Promptly inform the other Party of any export activities, and the actions taken to prevent such activities	Promptly	Promptly inform the other Party of any export activities, and the actions taken to prevent such activities	Promptly
4.8.1	Apprise the other Party of all material communications from Regulatory Authorities	as soon as reasonably possible but in any event within [**] business days	Apprise the other Party of all material communications from Regulatory Authorities	as soon as reasonably possible but in any event within [**] business days

4.8.2	Each Party will notify the other Party of any complaints
within sufficient time to allow the other Party and its Related Parties to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which a Licensed Product is being marketed or tested in Clinical Studies and/or Post-Approval Studies
Each Party will notify the other Party of any complaints
within sufficient time to allow the other Party and its Related Parties to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which a Licensed Product is being marketed or tested in Clinical Studies and/or Post-Approval Studies

4.8.2	Each Party will report to the other Party the details around any adverse events and serious adverse events	within the time periods for such reporting as specified in the Pharmacovigilance Agreement	Each Party will report to the other Party the details around any adverse events and serious adverse events	within the time periods for such reporting as specified in the Pharmacovigilance Agreement
4.8.2	The Parties will develop and agree in writing upon a pharmacovigilance agreement	Within [**] months after the Effective Date	The Parties will develop and agree in writing upon a pharmacovigilance agreement	Within [**] months after the Effective Date
4.8.2
Each Party shall promptly notify the other if such Party becomes aware of any information or circumstance that is likely to have a material adverse effect on the Development, Manufacture or Commercialization of a Licensed Product in the other Party’s Territory

Promptly
Each Party shall promptly notify the other if such Party becomes aware of any information or circumstance that is likely to have a material adverse effect on the Development, Manufacture or Commercialization of a Licensed Product in the other Party’s Territory

Promptly

4.8.3
In the event that any Regulatory Authority issues or requests a recall or takes a similar action, or in the event China Company determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in its own Territory, China Company shall within [**] hours advise Argos thereof by telephone, or by email or facsimile together with telephone confirmation within [**] of being notified of such recall or similar action
In the event that any Regulatory Authority issues or requests a recall or takes a similar action, or in the event Argos determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in its own Territory, Argos shall within [**] hours advise China Company thereof by telephone, or by email or facsimile together with telephone confirmation within [**] of being notified of such recall or similar action
4.9	China Company shall provide Argos with a copy of the fully executed agreement and any amendment thereto with any contract manufacturing organization together with a convenience English translation	in each case within [**] days of effectiveness
5.2	China Company must provide the JSC with any requested information	within [**] days of a request
6.2			Argos shall use Commercially Reasonable Efforts to transfer to China Company, or to arrange to have transferred to China Company by a Third Party, the Argos Technology set forth on Schedule E	which transfer will commence as soon as practicable after the target date(s) forth on such schedule

6.2	China Company shall pay the costs and expenses associated with the technology transfer activities	within [**] days of the date of invoice sent by Argos
7.1
If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 7.1 or Section 7.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations
Promptly
If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 7.1 or Section 7.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations
Promptly
8.5.4	In the event of any such claim against any China Company Indemnitee or Argos Indemnitee, the indemnified Party shall promptly notify the other Party in writing of the claim	Promptly	In the event of any such claim against any China Company Indemnitee or Argos Indemnitee, the indemnified Party shall promptly notify the other Party in writing of the claim	Promptly

8.5.4
If the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 8.5.1, 8.5.2 or 8.5.3 may apply, the indemnifying Party shall promptly notify the Indemnitees
Promptly
If the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 8.5.1, 8.5.2 or 8.5.3 may apply, the indemnifying Party shall promptly notify the Indemnitees
Promptly
9.3.5	China Company shall provide Argos with copies of all material correspondence pertaining to its prosecution with the patent offices in the China Company Territory	No timing specified
9.3.5
China Company shall, if prosecuting and maintaining the Patent Right, furnish to Argos copies of substantive documents (e.g., applications, office actions and responses) relevant to any such efforts in advance with sufficient time for Argos to review and provide comments on such documents
9.4.1
China Company shall promptly report in writing to Argos during the Term any (a) known or suspected infringement or (b) unauthorized use or misappropriation, and shall provide Argos with all available evidence supporting such infringement, or unauthorized use or misappropriation

Promptly
Argos shall promptly report in writing to China Company during the Term any (a) known or suspected infringement or (b) unauthorized use or misappropriation, and shall provide China Company with all available evidence supporting such infringement, or unauthorized use or misappropriation

Promptly

9.5.1
In the event that after the Effective Date a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of their respective Affiliates or Sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its Know-How, , China Company shall promptly notify Argos of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served
Promptly
In the event that after the Effective Date a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of their respective Affiliates or Sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its Know-How, , Argos shall promptly notify China Company of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served
Promptly
9.8.4	In the event either Party becomes aware of any infringement of any Licensed Product Trademark or Argos Trademark by a Third Party, such Party shall promptly notify the other Party	Promptly	In the event either Party becomes aware of any infringement of any Licensed Product Trademark or Argos Trademark by a Third Party, such Party shall promptly notify the other Party	Promptly
10.2.2	If China Company or any of its Related Parties challenge directly or indirectly the Argos Patent Rights, then China Company shall give Argos written notice thereof	within [**] days of taking such action or within [**] days after Knowledge of such action taken by any Related Party of China Company
10.2.3	In the event of termination under 10.2.1 or 10.2.2, China Company shall transfer the various documents and other items listed in section 10.2.3	As promptly as practicable